Exhibit 10.3

Execution Version

SECOND AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

Dated as of April 8, 2015

among

SEQUENTIAL BRANDS GROUP, INC.,

as the Borrower

The Guarantors Named Herein

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

and

The Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Lead Arranger and Sole Bookrunner

(i)

5.07	No Default	67
5.08	Ownership of Property; Liens	68
5.09	Environmental Compliance.	68
5.10	Insurance	69
5.11	Taxes	69
5.12	ERISA Compliance.	69
5.13	Subsidiaries; Equity Interests	70
5.14	Margin Regulations; Investment Company Act.	70
5.15	Disclosure	70
5.16	Compliance with Laws	70
5.17	Intellectual Property; Licenses, Etc.	71
5.18	Reserved.	71
5.19	Security Documents.	71
5.20	Solvency	71
5.21	Deposit Accounts.	72
5.22	Brokers	72
5.23	Material Contracts	72

ARTICLE VIAFFIRMATIVE COVENANTS		72

6.01	Financial Statements	72
6.02	Certificates; Other Information	73
6.03	Notices	75
6.04	Payment of Obligations	76
6.05	Preservation of Existence, Etc.	76
6.06	Maintenance of Properties; Material Intellectual Property	76
6.07	Maintenance of Insurance	77
6.08	Compliance with Laws	77
6.09	Books and Records; Accountants.	77
6.10	Inspection Rights; Appraisals of Intellectual Property.	78
6.11	Additional Loan Parties	78
6.12	Cash Management.	79
6.13	Information Regarding the Collateral.	79
6.14	Environmental Laws.	80
6.15	Further Assurances.	80
6.16	Material Contracts	81
6.17	Right of First Refusal.	81
6.18	Post-Closing Items.	81

ARTICLE VIINEGATIVE COVENANTS		81

7.01	Liens	81
7.02	Investments	81
7.03	Indebtedness; Disqualified Stock; Equity Issuances	82
7.04	Fundamental Changes	82
7.05	Dispositions	83
7.06	Restricted Payments	83
7.07	Prepayments of Indebtedness	84
7.08	Change in Nature of Business	84
7.09	Transactions with Affiliates	84
7.10	Burdensome Agreements	85
7.11	Use of Proceeds	85
7.12	Amendment of Material Documents; Material Licenses.	85

(ii)

7.13	Fiscal Year.	86
7.14	Deposit Accounts.	86
7.15	Financial Covenants.	86

ARTICLE VIIIEVENTS OF DEFAULT AND REMEDIES		86

8.01	Events of Default	86
8.02	Remedies Upon Event of Default	89
8.03	Application of Funds	89
8.04	Right to Cure.	90

ARTICLE IXTHE AGENT		91

9.01	Appointment and Authority.	91
9.02	Rights as a Lender	91
9.03	Exculpatory Provisions	91
9.04	Reliance by Agent.	92
9.05	Delegation of Duties	92
9.06	Resignation of Agent	93
9.07	Non-Reliance on Agent and Other Lenders	93
9.08	Agent May File Proofs of Claim	93
9.09	Collateral and Guaranty Matters	94
9.10	Notice of Transfer.	94
9.11	Reports and Financial Statements.	95
9.12	Agency for Perfection.	95
9.13	Indemnification of Agent	96
9.14	Relation among Lenders	96

ARTICLE XMISCELLANEOUS		96

10.01	Amendments, Etc.	96
10.02	Notices; Effectiveness; Electronic Communications.	98
10.03	No Waiver; Cumulative Remedies	99
10.04	Expenses; Indemnity; Damage Waiver.	100
10.05	Payments Set Aside	101
10.06	Successors and Assigns.	101
10.07	Treatment of Certain Information; Confidentiality	105
10.08	Right of Setoff	105
10.09	Interest Rate Limitation	106
10.10	Counterparts; Integration; Effectiveness	106
10.11	Survival	106
10.12	Severability	107
10.13	Replacement of Lenders	107
10.14	Governing Law; Jurisdiction; Etc.	107
10.15	Waiver of Jury Trial	108
10.16	No Advisory or Fiduciary Responsibility	109
10.17	USA PATRIOT Act Notice	109
10.18	Foreign Asset Control Regulations	109
10.19	Time of the Essence	110
10.20	Press Releases.	110
10.21	Additional Waivers.	110
10.22	No Strict Construction.	111
10.23	Attachments.	111
10.24	Electronic Execution of Assignments and Certain Other Documents.	112

(iii)

10.25	Keepwell.	112
10.26	California Judicial Reference.	112
10.27	Second Lien Intercreditor Agreement.	112

SIGNATURES		S-1

(iv)

SCHEDULES

1.01	Non-Guarantor Subsidiaries
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Material Intellectual Property; Material Licenses
5.21	Deposit Accounts
5.23	Material Contracts
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Tranche A Term Note
C-3	Tranche A-1 Term Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Foreign Lender Exemption Certificate
F-2	Foreign Lender U.S. Tax Compliance Certificate
F-3	Alternative Form Foreign Lender U.S. Tax Compliance Certificate
F-4	Foreign Partnership U.S. Tax Compliance Certificate

(v)

SECOND AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT (the “Agreement”) is entered into as of April 8, 2015, among

SEQUENTIAL BRANDS GROUP, INC., a Delaware corporation (the “Borrower”),

the Guarantors;

each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”); and

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

WITNESSETH:

WHEREAS, the Borrower, the Guarantors, the Lenders and the Agent are party to the Amended and Restated First Lien Credit Agreement dated as of August 15, 2014 (as amended and in effect on and prior to the date hereof, the “Existing Credit Agreement”) by, among others, the Borrower, the Guarantors party thereto, the “Lenders” as defined therein, and Bank of America, N.A., as “Administrative Agent” and “Collateral Agent”;

WHEREAS, on August 15, 2014, Universe Galaxy Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of the Borrower, was merged with and into Galaxy Brand Holdings, Inc. (“GBH”), with GBH as the surviving entity, and immediately following such merger, GBH, as a wholly owned Subsidiary of SBG Universe Brands, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Borrower (“SBG Universe”), was merged with and into SBG Universe, with SBG Universe as the surviving entity (collectively, the “Galaxy Brands Merger”);

WHEREAS, the Borrower has entered into that certain Purchase Agreement dated as of April 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Simpson Acquisition Agreement” by and among, among others, Sequential Brands Group, Inc., a Delaware corporation, as the Buyer (as defined therein), With You, Inc., a California corporation (“WYI”) and Corny Dog, Inc., a California corporation (“Corny Dog”), as the Sellers (as defined therein), whereby the Buyer will acquire (“Simpson Acquisition”) 62.5% of the membership interest in With You (as defined below);

WHEREAS, the Borrower wishes to obtain financing for the Simpson Acquisition, and to refinance the Obligations under the Existing Credit Agreement;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower in an aggregate amount not to exceed $190,000,000, consisting of a $85,000,000 Tranche A Term Loan, a $15,000,000 Tranche A-1 Term Loan, and up to $90,000,000 in the aggregate principal amount of Revolving Commitments; and

WHEREAS, in accordance with Section 10.01 of the Existing Credit Agreement, the Borrower, the Guarantors, the Lenders and the Agent desire to amend the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accommodation Payment” as defined in Section 10.21(c).

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Acquisition Representations” means such of the representations made by or on behalf of the Sellers (as defined in the Simpson Acquisition Agreement) in the Simpson Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Affiliates) would have the right (after giving effect to any applicable cure provisions) to terminate its obligations under the Simpson Acquisition Agreement or not consummate the Simpson Acquisition as a result of a breach of such representations in the Simpson Acquisition Agreement.

“Act” shall have the meaning provided in Section 10.17.

“Additional Commitment Lender” shall have the meaning provided in Section 2.14(c).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent (1%)) equal to the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing with July 1, 2015.

“Affiliate” means, with respect to any Person, (x) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (y) with respect to the Agent or any Lender, (i) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (ii) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” means Bank of America in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Aggregate Commitments” means the sum of the Revolving Commitments, the Tranche A Term Loan Commitments and the Tranche A-1 Term Loan Commitments. As of the Effective Date, the Aggregate Commitments are $190,000,000.

“Agreement” means this Amended and Restated First Lien Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Amended and Restated Second Lien Credit Agreement” means that certain Amended and Restated Second Lien Term Loan Agreement dated as of the date hereof among the Borrower, the guarantors party thereto, the lenders party thereto, and the Second Lien Agent, as the same may be amended, restated, supplemented or otherwise modified, and any refinancings, refundings, renewals or extensions thereof permitted hereunder.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)          From and after the Effective Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; provided that, if the Optional Capital Raise has not been received by the Borrower on or before the one year anniversary of the Effective Date, then each of the percentages set forth below shall automatically increase by 0.50% effective as of the immediately succeeding Adjustment Date following the one year anniversary of the Effective Date; and

(b)          From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Loan to Value Ratio as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Level II (even if the Average Loan to Value Ratio requirements for a different Level have been met) and interest shall accrue at the Default Rate; provided further that if any financial statements or appraisals used to calculate the Loan to Value Ratio are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements or appraisals otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Loan to Value Ratio	Applicable Margin for Revolving Loans and portion of outstanding Tranche A Term Loan that are LIBOR Rate Loans	Applicable Margin for portion of outstanding Tranche A-1 Term Loan that is a LIBOR Rate Loan	Applicable Margin for Revolving Loans and portion of outstanding Tranche A Term Loan that are Base Rate Loans	Applicable Margin for portion of outstanding Tranche A-1 Term Loan that is a Base Rate Loan
I	Less than 40%	3.50%	4.50%	1.50%	2.50%
II	Equal to or greater than 40%	3.75%	4.75%	1.75%	2.75%

“Applicable Percentage” means, (a) with respect to the Revolving Credit Facility, the Revolving Credit Facility Applicable Percentage, (b) with respect to the Tranche A Term Loan, the Tranche A Term Loan Applicable Percentage, (c) with respect to the Tranche A-1 Term Loan, the Tranche A-1 Term Loan Applicable Percentage, and (d) with respect to all of the Obligations due to any Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding amount of the Term Loans plus the Revolving Commitments (or, if the Revolving Commitments have been terminated, the Total Revolving Outstandings) held by such Lender at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2014, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Commitments pursuant to Section 2.05, and (c) the date of termination of the Revolving Commitments pursuant to Section 8.02.

“Average Loan to Value Ratio” means the average of daily Loan to Value Ratios during the immediately preceding Fiscal Quarter of the Borrower.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Products” means any services of facilities provided to any Loan Party by the Agent, any Lender, or any of their respective Affiliates, including, without limitation, on account of (a) Swap Contracts, (b) purchase cards, (c) leasing, (d) factoring, and (e) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), but excluding Cash Management Services.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a one month interest period as determined on such day, plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Bank of America’s prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” has the meaning provided in Section 6.12(a).

“Blocked Account Agreement” means with respect to an account established by a Loan Party (other than Excluded Accounts), an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the Blocked Account Bank agrees, upon the occurrence and during the continuance of an Event of Default, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom Deposit Accounts are maintained and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Control Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) royalty revenues received by the Loan Parties during the immediately preceding twelve (12) months are less than 70% of the projected royalty revenues for such twelve (12) month period as set forth in the projections for such period delivered pursuant to Section 6.01(d) hereof. For purposes of this Agreement, the occurrence of a Cash Control Event shall be deemed continuing at the Agent’s option (i) so long as such Event of Default is continuing and has not been waived, and/or (ii) if the Cash Control Event arises as a result of the Loan Parties’ failure to achieve royalties revenues as required hereunder, until royalty revenues as of the end of each month exceed 70% of the projected royalties for each twelve (12) month period ending the last day of each such month, for a period of six (6) consecutive months; provided that a Cash Control Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or royalty revenues received exceeds the required amount for six (6) consecutive months) at all times after a Cash Control Event has occurred and been discontinued on two (2) occasions in any twelve (12) month period. The termination of a Cash Control Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Control Event in the event that the conditions set forth in this definition again arise.

“Cash Management Services” means any cash management services provided to any Loan Party by the Agent or any Lender or any of their respective Affiliates, including, without limitation, (a) automated clearinghouse transfer transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, and (d) credit or debit cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 45% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)          during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)          any “change in control” or similar event as defined in any Material License or any document governing Material Indebtedness of any Loan Party; or

(d)          the Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party, free and clear of all Liens (other than the Liens in favor of the Agent and Liens permitted pursuant to clause (o) of the definition of Permitted Encumbrances), except where such failure is as a result of a transaction not prohibited by the Loan Documents; or

(e)          the Borrower fails at any time to own, directly or indirectly, 60% of the Equity Interests of DVS, free and clear of all Liens (other than the Liens in favor of the Agent and Liens permitted pursuant to clause (o) of the definition of Permitted Encumbrances), except where such failure is as a result of a transaction not prohibited by the Loan Documents; or

(f)          the Borrower fails at any time to own, directly or indirectly, 62.5% of the Equity Interests of With You, free and clear of all Liens (other than the Liens in favor of the Agent and Liens permitted pursuant to clause (o) of the definition of Permitted Encumbrances), except where such failure is as a result of a transaction not prohibited by the Loan Documents.

“Closing Date” means March 28, 2013.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collection Account” has the meaning provided in Section 6.12(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender’s giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a Consolidated basis for the applicable measurement period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) fees, expenses and charges (including restructuring charges, integration costs, net cost savings and transaction expenses) incurred in connection with (x) any Permitted Acquisition (of the type referred to in clause (ii) of the definition thereof) or fees in connection with any Permitted Indebtedness in an amount not to exceed $5,000,000 in any Fiscal Year of the Borrower, (y) the Simpson Acquisition in an amount not to exceed $4,000,000 in the aggregate for the twelve-month period ending on the one year anniversary of the Effective Date and (z) the Galaxy Transactions in an amount not to exceed $7,500,000 in the aggregate for the twelve-month period ending August 15, 2016, (v) non-cash compensation, (vi) other unusual or non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and (vii) management fees and expenses incurred or paid to Tengram Capital Management L.P. to the extent permitted to be paid hereunder (in each case of or by the Borrower and its Subsidiaries for such period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such period), all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period (but not less than zero) to (b) the sum of (i) Debt Service Charges plus (ii) the aggregate amount of all Restricted Payments, in each case, of or by the Borrower and its Subsidiaries for the applicable measurement period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for the applicable measurement period for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (c) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by the Borrower and its Subsidiaries for the most recently completed period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Borrower and its Subsidiaries for the applicable measurement period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such period, (b) the income (or loss) of any Person in which a Person other than the Borrower and its wholly-owned Subsidiaries has an Equity Interest during such period in which such other Person has an Equity Interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Borrower during such period, (c) the income (or loss) of any Subsidiary during such period and accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the cash proceeds received by any Loan Party from any licensing of any Intellectual Property (including any licensing in any foreign jurisdiction) shall be included in determining Consolidated Net Income and the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income.

“Consolidated Positive Net Income” means, as of any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a Consolidated basis for the applicable measurement period, plus the following to the extent deducted in calculating such Consolidated Net Income: (a) depreciation and amortization expense, (b) one-time non-cash charges, non-cash compensation, non-cash Federal, state, local and foreign income taxes relating to amortization of intangibles for tax purposes and non-cash interest, (c) one-time costs relating to any Permitted Acquisition (of the type referred to in clause (ii) of the definition thereof) or fees in connection with any Permitted Indebtedness in an amount not to exceed $5,000,000 in any Fiscal Year of the Borrower, (d) one-time costs or fees in connection with the Simpson Acquisition in an amount not to exceed $4,000,000 in the aggregate for the twelve month period following the Simpson Acquisition and (e) one-time costs or fees in connection with the Galaxy Brands Merger in an amount not to exceed $7,500,000 in the aggregate for the twelve month period following the Galaxy Brands Merger, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments in each case owed to a Person other than a Loan Party, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments in each case owed to a Person other than a Loan Party, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” has the meaning specified in the Security Agreement.

“Copyright Security Agreement” means the Grant of Security Interest in United States Copyrights dated as of the Closing Date among certain Loan Parties and the Agent.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) the Arranger, (iv) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (v) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means (a) all reasonable out-of-pocket expenses incurred by the Agent, the Arranger and their respective Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent, (B) outside consultants for the Agent and the Arranger, (C) appraisers, and (D) commercial finance examiners, in connection with (1) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (2) the enforcement or protection of its rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (3) any workout, restructuring or negotiations in respect of any Obligations, and (ii) all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, and (b) all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agent, the Arranger or any Affiliate of either of them after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties as a whole shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent an actual conflict of interest in which case such affected Credit Parties may engage and be reimbursed for one additional counsel for the affected Credit Parties taken as a whole).

“Debt Service Charges” means for any applicable measurement period for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) Consolidated Interest Charges paid or required to be paid for such period, plus (b) principal payments made or required to be made on account of Indebtedness (excluding any Synthetic Lease Obligations but including, without limitation, the principal component of all Obligations and of any Capital Lease Obligations) for such period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Loan, an interest rate equal to the interest rate otherwise applicable to such Loan plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Revolving Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within two Business Days of the date such Revolving Loans were required to be funded hereunder, or (ii) pay to the Agent, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Agent or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender. Any determination by the Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower, the Swing Line Lender and each other Lender promptly following such determination.

“Deposit Account” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each Deposit Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any Deposit Account.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, any Equity Interests other than Equity Interests of the Borrower) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“DVS” means DVS Footwear International LLC, a Delaware limited liability company.

“Early Termination Fee” has the meaning set forth in Section 2.08(b).

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means (a) a Credit Party which is a Credit Party on the Closing Date or becomes a Credit Party pursuant to any of clauses (b) through (d) below, or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any other Person (other than a natural Person) satisfying the requirements of Section 10.06(b) hereof; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of their respective Affiliates or Subsidiaries.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excess Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)          the Revolving Loan Cap

minus

(b)          the Total Revolving Outstandings.

“Excluded Account” has the meaning specified in Section 6.12.

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means a Subsidiary of the Borrower that is organized for the purpose of, and is engaged solely in the business of, owning Intellectual Property and related assets to be acquired pursuant to a Permitted Acquisition, and which Subsidiary complies with the following requirements: (i) such Subsidiary is subject to customary restrictions to make such Subsidiary a special purpose, bankruptcy remote entity, as determined by the Agent in its reasonable discretion; (ii) such Subsidiary maintains Deposit Accounts and other bank accounts which are separate from the Borrower and the other Loan Parties and does not co-mingle any cash or cash equivalents of such Subsidiary with the Borrower or any other Loan Party; (iii) no Loan Party issues or incurs any Indebtedness or Guarantee in respect of, or grants any Lien on any of its assets or properties to secure, any Indebtedness, liabilities or other obligations of such Subsidiary, and (iv) no Loan Party has any obligation to maintain such Subsidiary’s financial condition or cause such Subsidiary to achieve any level of operating results.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.25 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to or in connection with FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” has the meaning provided therefor in the recitals.

“Facility Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the other Credit Parties, in form reasonably satisfactory to the Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the Effective Date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement dated as of the Effective Date by and among the Borrower, the Agent and the Arranger.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower.

“Fiscal Year” means any period of twelve consecutive months ending on December 31 of any calendar year.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Revolving Credit Facility Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Galaxy Brands Merger” has the meaning provided therefor in the recitals.

“Galaxy Transactions” means, collectively, (a) the Galaxy Brands Merger and the related transactions pursuant to the applicable documentation relating thereto, (b) the entry into of the Loan Documents and the borrowings thereunder and (c) the refinancing of certain existing Indebtedness in connection therewith.

“GBH” has the meaning provided therefor in the recitals.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (i) each domestic Subsidiary of the Borrower existing on the Effective Date, other than the Subsidiaries set forth on Schedule 1.01 hereto, (ii) each other Subsidiary of the Borrower that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.11, and (iii) with respect to any Swap Obligations of a Specified Loan Party, the Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means (x) as of the Effective Date, the Subsidiaries set forth on Schedule 1.01 hereto and noted as Immaterial Subsidiaries, and (y) with respect to any Subsidiary formed or acquired after the Closing Date that is not an Excluded Subsidiary, any such Subsidiary of the Borrower that (i) had less than 5% of consolidated assets and 5% of annual consolidated revenues of the Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such date and (ii) has been designated as such by the Borrower in a written notice delivered to the Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Agent); provided that no Subsidiary owning any Material Intellectual Property or Intellectual Property related thereto or party to a Material License may be designated as an Immaterial Subsidiary, and provided further that at no time shall all Immaterial Subsidiaries so designated by the Borrower have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such time) in excess of 5% of consolidated assets or annual consolidated revenues, respectively, of the Borrower and its Subsidiaries.

“Increase Effective Date” shall have the meaning provided therefor in Section 2.14(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)          net obligations of such Person under any Swap Contract;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)          All Attributable Indebtedness of such Person;

(g)          all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)          all Guarantees of such Person in respect of any of the foregoing.

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money, (2) deferred or prepaid revenues, (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, or (4) any royalty, licensing, revenue and/or profit sharing arrangements, in each case, characterized as such and arising expressly out of purchase and sale contracts, development contracts or licensing arrangements.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each calendar quarter and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)        no Interest Period shall extend beyond the Maturity Date; and

(iv)        notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Rate Loan would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Revolving Borrowing initially shall be the date on which such Revolving Borrowing is made and thereafter shall be the effective date of the most recent continuation of such Revolving Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is the lessee of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, includes the Revolving Lenders, the Tranche A Term Lenders, the Tranche A-1 Term Lenders and the Swing Line Lender, as the context requires.

“Lending Office” means, as to any Lender, the office or offices of such Lender as a Lender may from time to time notify the Borrower and the Agent.

“LIBOR Rate” means:

(a)          for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or Converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b)          for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the Adjusted LIBOR Rate.

“License” has the meaning specified in the Security Agreement.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means a Revolving Loan, the Tranche A Term Loan or the Tranche A-1 Term Loan, as applicable, and collectively, means all Revolving Loans (including all Swing Line Loans) and all Term Loans.

“Loan Account” has the meaning assigned to such term in Section 2.10(a).

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Blocked Account Agreements, the Security Documents, the Facility Guaranty, the Second Lien Intercreditor Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products.

“Loan Notice” means a notice of (a) a Revolving Borrowing, or (b) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(b), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loan to Value Ratio” means the ratio of the Total Outstandings to the Realizable Orderly Liquidation Value of registered Trademarks of the Loan Parties, DVS and With You, as applicable, expressed as a percentage, as determined pursuant to the most recent appraisal conducted by or on behalf of the Agent with respect to such registered Trademarks pursuant to Section 6.10(b).

“LTV Percentage” means as of the Effective Date, sixty (60%) percent; provided that the LTV Percentage shall decrease on the date of each required amortization payment of the Term Loans made pursuant to Section 2.06(a) and (b) hereof to a percentage equal to the Loan to Value Ratio as calculated after giving effect to each such repayment of the Term Loans; provided further that in no event shall the LTV Percentage at any time be less than fifty (50%) percent.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties or liabilities (actual or contingent), condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Agent under this Agreement or any other Loan Document, or of the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any other Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, and shall include, without limitation, each Material License.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $10,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included. Without limiting the foregoing, all Indebtedness incurred under the Second Lien Facility shall be Material Indebtedness, regardless of the amount thereof.

“Material Intellectual Property” means those items of Intellectual Property described on Part 1 of Schedule 5.17 hereto, and all items of Intellectual Property established, registered or recorded in the United States acquired after the date hereof in respect of brands that are the subject of a Material License.

“Material License” means, as of the Effective Date, the Licenses described on Part 2 of Schedule 5.17 hereto, and thereafter, any License to the extent that the revenues from which constitute five percent (5%) or more of the annual revenues of the Borrower and its Subsidiaries.

“Maturity Date” means April 8, 2020.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means, with respect to any Disposition by any Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)).

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Defaulting Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any (i) non-wholly owned Subsidiary to the extent a guarantee of the Obligations and a pledge of the assets thereof in support of such guarantee would require the consent of any third-party holder of the Equity Interests thereof (unless and until such consent is obtained), including, for the avoidance of doubt, each Subsidiary set forth on Schedule 1.01 hereto (ii) Excluded Subsidiary, (iii) Immaterial Subsidiary, (iv) CFC, (v) domestic Subsidiary substantially all of the assets of which constitute equity and/or Indebtedness of direct or indirect foreign Subsidiaries or intercompany accounts, or (vi) any other Subsidiary organized in a jurisdiction outside of the United States.

“Note” means (a) a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-1, (b) a promissory note made by the Borrower in favor of a Tranche A Term Lender evidencing the portion of the Tranche A Term Loan made by such Tranche A Term Lender, substantially in the form of Exhibit C-2, and (c) a promissory note made by the Borrower in favor of a Tranche A-1 Term Lender evidencing the portion of the Tranche A-1 Term Loan made by such Tranche A-1 Term Lender, substantially in the form of Exhibit C-3, as each may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Optional Capital Raise” means an equity contribution, issuance of notes by, or loan or other financing arrangement entered into by the Borrower within the twelve month period following the Effective Date with aggregate net proceeds in an amount of not less than $50,000,000.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any Bank Product furnished to any of the Loan Parties and/or any of their Subsidiaries, including, without limitation, Swap Obligations.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Outstanding Amount” means, with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date.

“Overadvance” means a Revolving Credit Extension to the extent that, immediately after its having been made, Excess Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning provided therefor in Section 10.06(d).

“Patent” has the meaning specified in the Security Agreement.

“Patent Security Agreement” means the Grant of Security Interest in United States Patents dated as of the Closing Date among certain Loan Parties and the Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means (i) an Acquisition consummated by an Excluded Subsidiary, or (ii) any other Acquisition consummated by a Loan Party in which all of the following conditions are satisfied:

(a)          No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b)          Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c)           For any Acquisition for total consideration in excess of $10,000,000, the Borrower shall have furnished the Agent with ten (10) Business Days’ prior written notice of such intended Acquisition and shall have furnished the Agent with a current draft of the documentation in connection with such Acquisition (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by quarter for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Agent may reasonably require, all of which shall be in form reasonably satisfactory to the Agent;

(d)          The Loan Parties shall have complied with their obligations pursuant to Section 6.17, and in the event that the financing for the Permitted Acquisition is to be provided by the Lenders, the legal structure of the Acquisition shall be reasonably acceptable to the Agent;

(e)          After giving effect to the Acquisition, if the Acquisition is an Acquisition of Equity Interests, the Borrower shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired;

(f)          Any assets acquired shall consist principally of Intellectual Property, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, the business of owning and licensing Intellectual Property; provided that unless otherwise agreed by the Agent, any Acquisition of assets which includes inventory, equipment and other working capital assets in addition to Intellectual Property or which involves the acquisition of Equity Interests of a Person which also owns inventory, equipment and other working capital assets in addition to Intellectual Property shall provide for the wind-down and sale of such working capital assets within twelve (12) months following the closing date of such acquisition; and

(g)          If the Person which is the subject of such Acquisition will be maintained as a Subsidiary (other than an Excluded Subsidiary) of a Loan Party, or if the assets acquired in an Acquisition will be transferred to a Subsidiary (other than an Excluded Subsidiary) which is not then a Loan Party, such Subsidiary shall have complied with the provisions of Section 6.11 and Section 6.15 hereof to the extent applicable.

“Permitted Disposition” means any of the following:

(a)          licenses and sublicenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business, other than, unless the Agent consents thereto, outbound licenses of any Material Intellectual Property which would result in a Material Adverse Effect on the value of the Collateral consisting of Intellectual Property;

(b)          Dispositions of Intellectual Property so long as the Borrower makes any prepayments required pursuant to Section 2.04(b) in connection therewith;

(c)          Dispositions of real property, inventory, equipment and other assets (other than Intellectual Property) in the ordinary course of business or property (other than Intellectual Property) that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(d)          Disposition of inventory, equipment and other working capital assets (other than Intellectual Property) and Real Estate acquired in connection with the Galaxy Brands Merger or in connection with a Permitted Acquisition within twelve (12) months after the consummation of the Galaxy Brands Merger or such Permitted Acquisition;

(e)          Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(f)          Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party; and

(g)          other Dispositions the Net Proceeds of which, in the aggregate, do not exceed $10,000,000.

“Permitted Encumbrances” means:

(a)          Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)          Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c)          Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d)          Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)          Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)          Easements, covenants, conditions, restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that, taken as a whole, do not materially interfere with the current use of the real property;

(g)          Liens existing on the Effective Date listed on Schedule 7.01 and Liens to secure any Permitted Refinancings of the Indebtedness with respect thereto;

(h)          Liens on fixed or capital assets or on Real Estate of any Loan Party which secure Indebtedness permitted under clauses (c) and/or (d) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and (iii) such Liens shall attach only to the assets or Real Estate acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Loan Parties;

(i)          Liens in favor of the Agent;

(j)          Landlords’ and lessors’ statutory Liens in respect of rent not in default;

(k)          Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and other Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)          Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)          Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n)          Liens on property (other than Intellectual Property) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o)          Liens on Collateral securing Indebtedness in respect of the Second Lien Facility; provided such Liens are subject to the Second Lien Intercreditor Agreement (or, in the case of any other such credit facility or any Permitted Refinancing thereof permitted hereunder, another intercreditor agreement containing terms that are at least as favorable to the Credit Parties as those contained in the Second Lien Intercreditor Agreement) and the Indebtedness secured by such Liens is permitted to be incurred pursuant to clause (a)(i) of the definition of “Permitted Indebtedness”;

(q)          Liens on earnest money deposits made in connection with any agreement in respect of a Permitted Acquisition or consisting of an agreement to dispose of any property in a Permitted Disposition;

(r)          ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(s)          (i) licenses, sublicenses, leases or subleases granted by any Loan Party to other Persons not materially interfering with the conduct of the business of such Loan Party, (ii) any interest or title of a lessor, sublessor or licensor under any Lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject and (iv) subordination of the interest of the lessee or sub-lessee under such Lease to any restriction or encumbrance referred to in the preceding clause (iii); and

(t)          Liens in connection with any zoning, building, land use or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon.

“Permitted Holder” means each of TCP WR Acquisition, LLC, TCP SQBG Acquisition, LLC, TCP SQBG II, LLC, Carlyle Galaxy Holdings, L.P. and their respective Affiliates.

“Permitted Indebtedness” means each of the following:

(a)          (i) Indebtedness in respect of the Amended and Restated Second Lien Credit Agreement and any Permitted Refinancing thereof (collectively, the “Second Lien Facility); provided that (A) the aggregate outstanding principal amount of any Indebtedness in respect of the Second Lien Facility shall not exceed $159,500,000 in the aggregate (as such amount may be increased by up to $40,000,000 pursuant to the incremental provisions therein) at any time and (B) any Indebtedness in respect of the Second Lien Facility shall not have an earlier maturity date than the Maturity Date or a decreased weighted average life than the Second Lien Facility in effect on the date hereof and (ii) any other Indebtedness outstanding on the Effective Date and listed on Schedule 7.03 hereto and, in the case of the foregoing clause (ii), any Permitted Refinancing thereof;

(b)          Indebtedness of any Loan Party to any other Loan Party;

(c)          purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets (other than Intellectual Property) or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $10,000,000 at any time outstanding and further provided that, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of any such Indebtedness incurred to finance the acquisition of assets containing information relating to Intellectual Property, licensing arrangements or financial information to enter into an intercreditor agreement with the Agent on terms reasonably satisfactory to the Agent;

(d)          Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations), provided that, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into an access agreement with respect to any Real Estate in which the Loan Parties maintain information relating to Intellectual Property, licensing arrangements or financial information, on terms reasonably satisfactory to the Agent;

(e)          contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(f)           obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person (x) in connection with any issuance of convertible bonds permitted to be incurred under another clause of this definition of “Permitted Indebtedness” in the form of a call-spread overlay or any variation thereof or (y) in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g)          Indebtedness of any Person that becomes a Subsidiary (other than an Excluded Subsidiary) of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(h)          the Obligations;

(i)          other unsecured Indebtedness or Indebtedness subordinated in right of payment (on terms reasonably acceptable to the Agent) in an aggregate principal amount not to exceed $250,000,000 at any time outstanding;

(k)          other unsecured Indebtedness or Indebtedness subordinated in right of payment (on terms reasonably acceptable to the Agent) not otherwise specifically described herein so long as, after giving pro forma effect to the incurrence of such Indebtedness and the consummation of any Permitted Acquisition or the application of the proceeds thereof, as applicable, in connection therewith, and (i) on a projected basis for the twelve (12) months immediately following such Indebtedness and related Permitted Acquisition or application of proceeds, as applicable, the ratio of Consolidated EBITDA (calculated for such purpose to include the projected Consolidated EBITDA of the entity or assets to be acquired in any applicable Permitted Acquisition) to Debt Service Charges shall be no less than the ratio of Consolidated EBITDA to Debt Service Charges as calculated prior to the incurrence of such Indebtedness and the consummation of such Permitted Acquisition or application of proceeds, as applicable, or, (ii) in the event that such ratio is less than the ratio calculated prior to the incurrence or application of proceeds of such Indebtedness, then the ratio of (A) Consolidated Total Indebtedness, less cash on the balance sheet of the Borrower, to (B) Consolidated EBITDA, in each case after giving pro forma effect to the incurrence of such Indebtedness and the consummation of any applicable Permitted Acquisition or application of proceeds, shall not be greater than 4.0:1.0;

(l)          Indebtedness consisting of unsecured guaranties by any Loan Party of the Indebtedness and lease and other contractual obligations (including, without limitation, guaranties of any license agreements entered into in the ordinary course of business by a Loan Party), in each case, of any other Loan Party, to the extent permitted under this Agreement;

(m)          Indebtedness arising from the honoring by any bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days of its incurrence;

(n)          Indebtedness owed to any Person providing property, casualty, liability or other insurance to any Loan Party, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(o)          Indebtedness of any Loan Party which may be deemed to exist in connection with agreements providing indemnification, deferred purchase price, non-cash earn-outs, cash earn-outs in an amount not to exceed $10,000,000 at any time outstanding so long as after giving effect thereto the Loan Parties have cash on hand in an amount greater than $5,000,000, purchase price adjustments and other similar obligations in connection with the acquisition or disposition of assets in accordance with this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by sub-clause (l) herein;

(p)          Indebtedness representing deferred compensation or similar obligation to employees of Loan Parties incurred in the ordinary course of business;

(q)          Indebtedness of any Loan Party in respect of letters of credit, bank guarantees, supporting obligations bankers’ acceptances, performance bonds, surety bonds, statutory bonds, appeal bonds, warehouse receipts or similar instruments issued or created in the ordinary course of business, including with respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the due date thereof; and

(r) Indebtedness of the Borrower incurred in connection with an Optional Capital Raise (to the extent in the form of Indebtedness) in an amount up to $50,000,000.

“Permitted Investments” means each of the following:

(a)          readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)          commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)          time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)          Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)          Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above;

(f)          Investments existing on the Effective Date set forth on Schedule 7.02, but not any additional Investment in respect thereof unless otherwise permitted hereunder;

(g)          (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties, (iii) Investments in Non-Guarantor Subsidiaries constituting (x) Investments made with contributions of the Equity Interests of the Borrower and cash proceeds of equity contributions to the Borrower made by the Borrower’s shareholders, (y) non-monetary Investments consisting of the acquisition or formation and ownership of the Equity Interests thereof to the extent permitted pursuant to clause (m) hereof and (z) so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Loan Parties have cash on hand in an amount greater than $10,000,000 after giving effect thereto, additional Investments by any Loan Party in any Non-Guarantor Subsidiary in an aggregate amount not to exceed $10,000,000 outstanding at any time, and (iv) additional Investments by Subsidiaries of the Loan Parties that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(h)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i)          Guarantees constituting Permitted Indebtedness;

(j)          so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, Investments by any Loan Party in Swap Contracts permitted hereunder;

(k)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l)          advances to officers, directors and employees of the Loan Parties in the ordinary course of business in an amount not to exceed $500,000 to any individual at any time or in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(m)          Investments constituting Permitted Acquisitions;

(n)          Loan Parties may own the equity interests of their respective Subsidiaries created or acquired in accordance with this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another clause of this definition);

(o)          deposits made in the ordinary course of business to secure the performance of leases or other obligations pursuant to Section 7.03;

(p)          purchases of assets in the ordinary course of business to the extent not constituting a Permitted Acquisition;

(q)          Investments consisting of (x) transactions permitted under Section 7.03 and 7.05, (y) Restricted Payments permitted by Section 7.06 and (z) repayments or other acquisitions of Indebtedness of any Loan Party not prohibited by Section 7.07;

(r)          promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 7.05;

(s)          the Simpson Acquisition;

(t)          advances in the form of a prepayment of expense to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business; and

(u)          Investments by the Borrower and its Subsidiaries not otherwise permitted under this definition of “Permitted Investments” in an aggregate amount not to exceed $10,000,000; provided that, with respect to each Investment made pursuant to this clause (u): (i) such Investment shall be in property that is part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course; (ii) any determination of the amount of such Investment shall include all cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment; (iii) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.15, such compliance to be determined on the basis of the financial information most recently delivered to the Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby; and (iv) if the Person which is the subject of such Investment will be maintained as a Subsidiary (other than an Excluded Subsidiary) of a Loan Party, or if the property acquired pursuant to such Investment will be transferred to a Subsidiary (other than an Excluded Subsidiary) which is not then a Loan Party, such Subsidiary shall have complied with the provisions of Section 6.11 and Section 6.15 hereof to the extent applicable;

provided, however, that notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Control Event, no such Investments specified in clauses (a) through (e) shall be permitted unless the Investment is a temporary Investment pending expiration of an Interest Period for a LIBOR Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and such Investment us pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.

“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:

(a)          is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)          is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c)          is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)          together with all other Permitted Overadvances then outstanding, shall not (i) exceed $10,000,000 at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and provided further, that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Revolving Credit Extensions would exceed the Revolving Commitments (as in effect prior to any termination of the Revolving Commitments pursuant to Sections 2.05 or 8.02 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of or prior to the scheduled principal payments for the Indebtedness being Refinanced due prior to such Maturity Date, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing, and (i) in the case of a Refinance of any Indebtedness permitted pursuant to clause (a) of the definition of Permitted Indebtedness, the agent and lenders party thereto agree in writing to be bound by the Second Lien Intercreditor Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stock” means all Equity Interests other than Disqualified Stock.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto.

“Realizable Orderly Liquidation Value” means the sum of (x) one hundred percent (100%) of the appraised orderly liquidation value of the Intellectual Property of the Loan Parties; (y) prior to April 1, 2016 sixty percent (60%) of the appraised orderly liquidation value of the Intellectual Property of DVS and (ii) on and after April 1, 2016 zero percent (0%) of the appraised orderly liquidation value of the Intellectual Property of DVS; and (z) sixty-two and one half percent (62.5%) of the appraised orderly liquidation value of the Intellectual Property of With You, in each case based upon the most recent appraisal of such Intellectual Property undertaken by the Agent pursuant to Section 6.10(b) with respect thereto.

“Recipient” means the Agent or any Lender.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.11.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate 51% or more of the aggregate outstanding principal amount of all Loans; provided that, at any time when there are two or more Lenders, “Required Lenders” shall mean at least two (2) Lenders holding in the aggregate 51% or more of the aggregate outstanding principal amount of all Loans.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Restricted Payment Conditions” means, at the time of determination with respect to any specified Restricted Payment, that (a) no Default or Event of Default then exists or would arise as a result of making of such Restricted Payment, (b) after giving effect to such Restricted Payment, the Total Outstandings are not greater than twenty-five (25%) percent of the appraised orderly liquidation value of registered Trademarks of the Loan Parties, as determined pursuant to the most recent appraisal conducted by or on behalf of the Agent with respect to such registered Trademarks, and (c) the Consolidated Fixed Charge Coverage Ratio, as calculated on a pro-forma basis for the twelve Fiscal Months preceding such Restricted Payment, is equal to or greater than 1.0:1.0.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with Sections 2.05, 2.14 and 2.16 of this Agreement. As of the Effective Date, the aggregate Revolving Commitments total $90,000,000.

“Revolving Commitment Fee” has the meaning specified in Section 2.08(a).

“Revolving Commitment Fee Percentage” means 0.375% per annum.

“Revolving Credit Extensions” mean each of the following: (a) a Revolving Borrowing and (b) a Swing Line Loan.

“Revolving Credit Facility” means the facility established pursuant to this Agreement for the making of Revolving Credit Extensions.

“Revolving Credit Facility Applicable Percentage” means with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time. If the commitment of each Revolving Lender to make Revolving Loans has been terminated pursuant to Section 2.05 or Section 8.02 or if the Revolving Commitments have expired, then the Revolving Credit Facility Applicable Percentage of each Revolving Lender shall be determined based on the Revolving Credit Facility Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments.

“Revolving Lender” means each Lender with a Revolving Commitment.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Cap” means, at any time of determination, the lesser of (a) the aggregate Revolving Commitments or (b) (x) the then applicable LTV Percentage of the Realizable Orderly Liquidation Value of registered Trademarks of the Loan Parties, minus (y) the sum of (A) $100,000,000 plus (B) any additional amounts advanced as a Term Loan pursuant to Sections 2.14 or 6.17 hereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SBG Universe” has the meaning provided therefor in the recitals.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Agent” means Wilmington Trust, National Association, in its capacity as administrative agent and collateral agent for the lenders under the Amended and Restated Second Lien Credit Agreement, together with any successor agent.

“Second Lien Credit Agreement” means that certain Second Lien Term Loan Agreement dated as of August 15, 2014 among the Borrower, the guarantors party thereto, the lenders party thereto, and the Second Lien Agent, as the same may be amended, restated, supplemented or otherwise modified, and any refinancings, refundings, renewals or extensions thereof permitted hereunder.

“Second Lien Facility” has the meaning set forth in clause (a)(i) of the definition of “Permitted Indebtedness”.

“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as August 15, 2014, among the Agent and the Second Lien Agent, as the same may be amended, restated, supplemented or otherwise modified.

“Second Lien Loan Documents” means any and all documents executed in connection with the Second Lien Facility.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Amended and Restated Security Agreement dated as of August 15, 2014 among the Loan Parties and the Agent.

“Security Documents” means the Security Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Blocked Account Agreements and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning given to such term in Section 2.13(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Simpson Acquisition Agreement” has the meaning provided therefor in the recitals.

“Simpson Acquisition” has the meaning given to such terms in the recitals.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (as determined prior to giving effect to Section 10.25).

“Specified Representations” means the representations and warranties contained in Sections 5.01, 5.02(a), (b), (c) (solely as it relates to the Simpson Acquisition Agreement) and (d), 5.04, 5.14, 5.19, 5.20 (subject to the limitations set forth in the proviso to Section 4.01(a)(x), 10.17 and 10.18 of this Agreement).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party, but shall exclude Excluded Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.03.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.03(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments. A permanent reduction of the Revolving Commitments shall not require a corresponding pro rata reduction in the Swing Line Sublimit; provided, however, that if the Revolving Commitments are reduced to an amount less than the Swing Line Sublimit, then the Swing Line Sublimit shall be reduced to an amount equal to (or, at Borrower’s option, less than) the Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article VIII, (iii) the date on which the Revolving Commitments are terminated (or deemed terminated) in accordance with Article VIII, or (iv) the date on which the Borrower prepays the Loans in full and terminates this Agreement in accordance with Section 2.04(a) hereof.

“Term Lenders” means, collectively, each Tranche A Term Lender and each Tranche A-1 Term Lender.

“Term Loans” means, collectively the Tranche A Term Loan and the Tranche A-1 Term Loan.

“Term Loan Commitments” means, collectively, the Tranche A Term Loan Commitments and the Tranche A-1 Term Loan Commitments.

“Tranche A Term Lender” means each Lender that has a Tranche A Term Loan Commitment or holds a portion of the Tranche A Term Loan.

“Tranche A Term Loan” has the meaning specified in Section 2.01.

“Tranche A Term Loan Applicable Percentage” means with respect to any Tranche A Term Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding amount of the Tranche A Term Loan held by such Term Lender.

“Tranche A Term Loan Commitment” means, as to each Tranche A Term Lender, its obligation to make the Tranche A Term Loan on the Effective Date in an aggregate principal amount equal to the amount set forth opposite such Tranche A Term Lender’s name on Schedule 2.01. As of the Effective Date, the aggregate Tranche A Term Loan Commitments total $85,000,000.

“Tranche A-1 Term Lender” means each Lender that has a Tranche A-1 Term Loan Commitment or holds a portion of the Tranche A-1 Term Loan.

“Tranche A-1 Term Loan” has the meaning specified in Section 2.01.

“Tranche A-1 Term Loan Applicable Percentage” means with respect to any Tranche A-1 Term Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding amount of the Tranche A-1 Term Loan held by such Term Lender.

“Tranche A-1 Term Loan Commitment” means, as to each Tranche A-1 Term Lender, its obligation to make the Tranche A-1 Term Loan on the Effective Date in an aggregate principal amount equal to the amount set forth opposite such Tranche A-1 Term Lender’s name on Schedule 2.01. As of the Effective Date, the aggregate Tranche A-1 Term Loan Commitments total $15,000,000.

“Total Outstandings” means the sum of the then outstanding principal amount of the Term Loans and the Total Revolving Outstandings.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and Swing Line Loans.

“Trademark” has the meaning specified in the Security Agreement.

“Trademark Security Agreement” means the Grant of Security Interest in United States Trademarks dated as of the Closing Date among certain Loan Parties and the Agent.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Type” means, with respect to the portion of any Loan outstanding, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the appraised value of Intellectual Property of the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“With You” means With You LLC, a Delaware limited liability company.

1.02         Other Interpretive Provisions With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all rules, regulations and orders thereunder and all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)          Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Bank Products (other than Swap Contracts), providing cash collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (including Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Obligations relating to Cash Management Services that, at such time, are allowed by the applicable provider of such Cash Management Services to remain outstanding without being required to be repaid.

1.03         Accounting Terms

(a)          Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)          Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II
THE COMMITMENTS AND LOANS

2.01         Loans Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Revolving Lender’s Revolving Commitment, or (y) such Lender’s Revolving Credit Facility Applicable Percentage of the Revolving Loan Cap; subject in each case to the following limitations:

(i)          after giving effect to any Revolving Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Loan Cap, and

(ii)         after giving effect to any Revolving Borrowing, the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Revolving Credit Facility Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment.

Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.04, and reborrow under this Section 2.01(a).

(b)          Subject to the terms and conditions set forth herein, each Tranche A Term Lender severally agrees to make a loan (collectively, the “Tranche A Term Loan”) to the Borrower on the Effective Date in an aggregate principal amount equal to such Tranche A Term Lender’s Tranche A Term Loan Commitment in immediately available funds in accordance with instructions provided by the Borrower. The aggregate amount of the Tranche A Term Loan shall not exceed the aggregate Tranche A Term Loan Commitments. The Tranche A Term Loan made on the Effective Date shall be a LIBOR Rate Loan with an initial Interest Period of one month.

(c)          Subject to the terms and conditions set forth herein, each Tranche A-1 Term Lender severally agrees to make a loan (collectively, the “Tranche A-1 Term Loan”) to the Borrower on the Effective Date in an aggregate principal amount equal to such Tranche A-1 Term Lender’s Tranche A-1 Term Loan Commitment in immediately available funds in accordance with instructions provided by the Borrower. The aggregate amount of the Tranche A-1 Term Loan shall not exceed the aggregate Tranche A-1 Term Loan Commitments. The Tranche A-1 Term Loan made on the Effective Date shall be a LIBOR Rate Loan with an initial Interest Period of one month.

2.02         Borrowings and Continuations of Loans.

(a)          Subject to Sections 3.02 and 3.03 hereof, each Revolving Loan (other than Swing Line Loans) made hereunder shall be a LIBOR Rate Loan subject to and in accordance with this Section 2.02. All Swing Line Loans made hereunder shall be only Base Rate Loans.

(b)          Each Revolving Borrowing and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than 11:00 a.m. three Business Days prior to the requested date of any Revolving Borrowing or continuation of LIBOR Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Revolving Borrowing or continuation of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing or a continuation of LIBOR Rate Loans, (ii) the requested date of the Revolving Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or continued, and (iv) the duration of the Interest Period with respect thereto. If the Borrower fails to specify an Interest Period in any such Loan Notice, it will be deemed to have specified an Interest Period of one month.

(c)          Following receipt of a Loan Notice, the Agent shall promptly notify each Revolving Lender of the amount of its Revolving Credit Facility Applicable Percentage of the applicable Revolving Loans. In the case of a Revolving Borrowing, each Revolving Lender shall make the amount of its Revolving Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Agent shall make all funds so received available to the Borrower in like funds as received by the Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Agent by the Borrower.

(d)          The Agent, without the request of the Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrower’s obligations under Section 2.04. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Revolving Loans.

(e)          The Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.

(f)          After giving effect to all Revolving Borrowings and all continuations of Revolving Loans, there shall not be more than six (6) Interest Periods in effect with respect to LIBOR Rate Loans.

(g)          The Agent, the Revolving Lenders and the Swing Line Lender shall have no obligation to make any Revolving Loan or Swing Line Loan if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrower, the Lenders or the Swing Line Lender and the Borrower and each Lender shall be bound thereby. Any Permitted Overadvance may, but shall not be required to, constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrower and an Obligation and shall be repaid by the Borrower in accordance with the provisions of Section 2.04. The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Revolving Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03         Swing Line Loans.

(a)          The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.03, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Credit Facility Applicable Percentage of the Outstanding Amount of Revolving Loans of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed Revolving Loan Cap, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender at such time, plus such Revolving Lender’s Revolving Credit Facility Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.04, and reborrow under this Section 2.03. Each Swing Line Loan shall bear interest only at the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Revolving Credit Facility Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)          Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transferring such funds, in each case in accordance with instructions provided to the Swing Line Lender by the Borrower.

(c)          Refinancing of Swing Line Loans.

(i)          In addition to settlements required under Section 2.13 hereof, the Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan in an amount equal to such Revolving Lender's Revolving Credit Facility Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Revolving Loans, but subject to the unutilized portion of the Revolving Loan Cap and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Agent. Each Revolving Lender shall make an amount equal to its Revolving Credit Facility Applicable Percentage of the amount specified in such Loan Notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.03(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(ii)         If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.03(c)(i), the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.

(iii)        If any Revolving Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)        Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)          Repayment of Participations.

(i)          At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender, or the Agent on behalf of the Swing Line Lender, receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute such payment to the Agent and the Agent shall distribute to each such Revolving Lender its Revolving Credit Facility Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)         If any payment received by the Swing Line Lender, or the Agent on behalf of the Swing Line Lender, in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Revolving Credit Facility Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.03 to refinance such Revolving Lender’s Revolving Credit Facility Applicable Percentage of any Swing Line Loan, interest in respect of such Revolving Credit Facility Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)          Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.04         Prepayments.

(a)          (i)          The Borrower may, upon irrevocable notice from the Borrower to the Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as provided in Section 2.08(b) hereof; provided that (x) such notice must be received by the Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) on the date of prepayment of Base Rate Loans; (y) any prepayment of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; or, if less, the entire principal amount thereof then outstanding or such lesser amount as is acceptable to the Agent; and (z) no portion of the Tranche A Term Loan shall be prepaid unless and until the Tranche A-1 Term Loan has been paid in full. Each such notice shall specify the date and amount of such prepayment, whether the Tranche A Term Loan, Tranche A-1 Term Loan or Revolving Loans are to be prepaid, and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, except that, to the extent delivered in connection with a full or partial refinancing of the Obligations, such notice shall not be irrevocable until such refinancing is closed and funded. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.12, each such prepayment shall be applied to the Revolving Loans of, or portion of the Tranche A Term Loan or Tranche A-1 Term Loan, as applicable, held by, as applicable, the Lenders in accordance with their respective Applicable Percentages.

(ii)         The Borrower may, upon irrevocable notice from the Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, except that, to the extent delivered in connection with a full or partial refinancing of the Obligations, such notice shall not be irrevocable until such refinancing is closed and funded.

(b)          In connection with any Disposition of any Intellectual Property or related assets of the Borrower or its Subsidiaries, the Borrower shall prepay the Loans in an amount equal to the then applicable LTV Percentage of the orderly liquidation value of such assets as determined by the most recent appraisal of such Intellectual Property or related assets undertaken by the Agent with respect thereto; provided that if an Event of Default has occurred and is continuing, the Borrower shall prepay the Loans in an amount equal to 100% of the orderly liquidation value of such assets as determined by the most recent appraisal of such Intellectual Property or related assets undertaken by the Agent with respect thereto.

(c)          In connection with any Disposition of any assets of the Borrower or its Subsidiaries (other than Permitted Dispositions of the type referred to in clauses (d), (e) and (f) of the definition thereof), the Borrower shall prepay the Loans in an amount equal to 100% of the Net Proceeds from the Disposition of such Collateral; provided that the Borrower shall have the right to reinvest such Net Proceeds, if such Net Proceeds are reinvested (or committed to be reinvested) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter.

(d)          Upon receipt of the aggregate net proceeds of the Optional Capital Raise, the Borrower shall prepay the Loans in such amount as will cause the Loan to Value Ratio to be at least five (5%) percent less than such Loan to Value Ratio immediately prior to giving effect to such prepayment.

(e)          The Borrower shall prepay the Term Loans to the extent required pursuant to Section 2.16 hereof.

(f)          The Borrower shall prepay the Loans to the extent required pursuant to the provisions of Section 6.12 hereof.

(g)          Prepayments made to the Tranche A Term Loan pursuant to this Section 2.04 shall be applied ratably to the remaining scheduled installments of principal due in respect of the Tranche A Term Loan in the inverse order of maturity. Prepayments made to the Tranche A-1 Term Loan pursuant to this Section 2.04 above shall be applied ratably to the remaining scheduled installments of principal due in respect of the Tranche A-1 Term Loan in the inverse order of maturity. Prepayments made pursuant to Section 2.04(b), (c) and (d) above first, shall be applied ratably to the remaining scheduled installments under Section 2.06(a) of principal due in respect of the Tranche A-1 Term Loan in the inverse order of maturity, second, shall be applied ratably to the remaining scheduled installments under Section 2.06(a) of principal due in respect of the Tranche A Term Loan in the inverse order of maturity, third, shall be applied to any outstanding Swing Line Loans, and fourth, shall be applied ratably to the outstanding Revolving Loans. Prepayments made pursuant to Section 2.04(a)(ii) and (f) above first, shall be applied to any outstanding Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Loans, third, after the occurrence and during the continuance of an Event of Default, be applied ratably to the remaining scheduled installments of principal due in respect of the Tranche A-1 Term Loan in the inverse order of maturity, and fourth, after the occurrence and during the continuance of an Event of Default, be applied ratably to the remaining scheduled installments of principal due in respect of the Tranche A Term Loan in the inverse order of maturity.

2.05         Termination or Reduction of Revolving Commitments

(a)          The Borrower may, upon irrevocable notice from the Borrower to the Agent, terminate the Revolving Commitments or from time to time permanently reduce the Revolving Commitments; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Commitments.

(b)          After giving effect to any reduction of the Revolving Commitments, the Swing Line Sublimit shall be automatically reduced, if necessary, so that the Swing Line Sublimit in no case exceeds the Revolving Commitments.

(c)          The Agent will promptly notify the Revolving Lenders of any termination or reduction of the Swing Line Sublimit or the Revolving Commitments under this Section 2.05. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Revolving Credit Facility Applicable Percentage of such reduction amount. If, as a result of such termination or reduction, the Revolving Loans or the Swing Line Loans hereunder would exceed the Revolving Commitments or the Swing Line Sublimit, as applicable, the Borrower shall contemporaneously with such reduction or termination, pay the Agent an amount equal to such excess.

2.06         Repayment of Obligations.

(a)          In addition to the mandatory prepayment provisions set forth in Section 2.05 above, the Borrower shall, upon payment in full of the Tranche A-1 Term Loan, repay the Tranche A Term Loan in an amount equal to, on March 31, June 30, September 30 and December 31 of each year, $4,000,000; provided that, if the Optional Capital Raise has not been received by the Borrower on or before the first anniversary of the Effective Date, then the Borrower shall, upon payment in fully of the Tranche A-1 Term Loan, thereafter repay the Tranche A Term Loan in an amount equal to $5,000,000, in each case on March 31, June 30, September 30 and December 31 of each year. Once repaid or prepaid, no portion of the Tranche A Term Loan may be reborrowed.

(b)          In addition to the mandatory prepayment provisions set forth in Section 2.05 above, the Borrower shall repay the Tranche A-1 Term Loan in an amount equal to, on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2015, $4,000,000 until such time as the Tranche A-1 Term Loan is paid in full; provided that, if the Optional Capital Raise has not been received by the Borrower on or before first anniversary of the Effective Date, then the Borrower shall thereafter repay the Tranche A-1 Term Loan in an amount equal to $5,000,000 on March 31, June 30, September 30 and December 31 of each year until such time as the Tranche A-1 Term Loan is paid in full. Once repaid or prepaid, no portion of the Tranche A-1 Term Loan may be reborrowed.

(c)          Except as provided in Section 1.02(d), the Borrower shall repay to the Agent, for the account of the Lenders, on the Termination Date the aggregate principal amount of Loans and other Obligations outstanding on such date.

2.07         Interest.

(a)          Subject to the provisions of Section 2.07(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin for LIBOR Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b)          If any Event of Default exists, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Except as provided in Section 2.07(b), interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08         Fees.

(a)          Revolving Commitment Fee. The Borrower shall pay to the Agent for the account of each Revolving Lender in accordance with its Revolving Credit Facility Applicable Percentage, a commitment fee (the “Revolving Commitment Fee”) equal to the Revolving Commitment Fee Percentage multiplied by the actual daily amount by which the aggregate Revolving Commitments exceed the Total Revolving Outstandings excluding outstanding Swing Line Loans (subject to adjustment as provided in Section 2.13) during the immediately preceding quarter. The Revolving Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period.

(b)          Early Termination Fee. In the event that the Termination Date occurs prior to the first anniversary of the Effective Date pursuant to clause (iv) of the definition of “Termination Date” in connection with a refinancing of the Obligations for which Bank of America is not the administrative agent, then the Borrower shall pay to the Agent, for the ratable benefit of the Term Lenders, a fee (the “Early Termination Fee”) equal to one (1%) percent of the Term Loans then outstanding. All parties to this Agreement agree and acknowledge that the Term Lenders will have suffered damages on account of the early termination of this Agreement and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Term Lenders on account thereof.

(c)          Other Fees. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09         Computation of Interest and Fees All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10         Evidence of Debt.

(a)          The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)          In addition to the accounts and records referred to in Section 2.10(a), each Revolving Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

2.11         Payments Generally; Agent’s Clawback.

(a)          General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will, subject to Section 2.13 hereof, promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (other than with respect to payment of a LIBOR Rate Loan), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)          Funding by Revolving Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Revolving Lender prior to (A) the proposed date of any Revolving Borrowing of LIBOR Rate Loans, or (B) the date that such Revolving Lender’s participation in a Swing Line Loan is required to be funded, that such Revolving Lender will not make available to the Agent such Revolving Lender’s share of such Revolving Borrowing or participation, the Agent may assume that such Revolving Lender has made such share available on such date in accordance with Section 2.02 or Section 2.03 as applicable, and may, in reliance upon such assumption, make available to the Borrower or the Swing Line Lender, as applicable, a corresponding amount. In such event, if a Revolving Lender has not in fact made its share of the applicable Revolving Borrowing or participation available to the Agent, then the applicable Revolving Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Revolving Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Revolving Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Lender pays its share of the applicable Revolving Borrowing or participation to the Agent, then the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in such Revolving Borrowing or participation in such Swing Line Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Lender that shall have failed to make such payment to the Agent.

(c)          Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Agent for the account of any of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(d)          Failure to Satisfy Conditions Precedent. If any Revolving Lender makes available to the Agent funds for any Revolving Loan to be made by such Revolving Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Revolving Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Revolving Lender) to such Revolving Lender, without interest.

(e)          Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment hereunder.

(f)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12         Sharing of Payments by Lenders If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Loans resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably and in the priorities set forth in Section 8.03, provided that:

(i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans (or sub-participations in Swing Line Loans) to any Eligible Assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13         Settlement Amongst Revolving Lenders

(a)          The amount of each Revolving Lender’s Revolving Credit Facility Applicable Percentage of outstanding Revolving Loans (including, for clarity, outstanding Swing Line Loans), shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans and repayments of Revolving Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)          The Agent shall deliver to each of the Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, each Revolving Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Revolving Lender shall be equal to such Revolving Lender’s Revolving Credit Facility Applicable Percentage of all Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Revolving Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Revolving Lender shall not have so made its transfer to the Agent, such Revolving Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.14         Incremental Facility.

(a)          Request for Increase. Provided no Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the aggregate Revolving Commitments and the Tranche A Term Loan by an amount (for all such requests in the aggregate) not exceeding $60,000,000; provided that (i) any such request for an increase shall be in minimum increments of $10,000,000, (ii) each such increase shall be allocated 25% to the Revolving Credit Facility and 75% to the Tranche A Term Loan, and (iii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)          Lender Elections to Increase. Each Lender shall notify the Agent within the time period specified in the Borrower’s notice as provided in Section 2.14(a) whether or not it agrees to increase its Revolving Commitment or outstanding portion of the Tranche A Term Loan, as applicable, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment or outstanding portion of the Tranche A Term Loan, as applicable.

(c)          Notification by Agent; Additional Lenders. On the last day of the time period specified in the Borrower’s notice as provided in Section 2.14(a), the Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent and the Swing Line Lender, to the extent that the existing Lenders decline to increase their respective Revolving Commitment or outstanding portion of the Tranche A Term Loan, as applicable, or decline to increase their respective Revolving Commitment and outstanding portion of the Tranche A Term Loan to the amount requested by the Borrower, the Agent, in consultation with the Borrower, will use its reasonable efforts to arrange for other Eligible Assignees to become a Revolving Lender and Tranche A Term Lender hereunder (each such Lender, an “Additional Commitment Lender”) and to issue commitments in an amount equal to the amount of the increase in the aggregate Revolving Commitment and the Tranche A Term Loan requested by the Borrower and not accepted by the existing Lenders (and the Borrower may also invite additional Eligible Assignees to become Lenders), provided, however, that without the consent of the Agent, at no time shall the commitment of any Additional Commitment Lender be less than $5,000,000.

(d)          Effective Date and Allocations. If the aggregate Revolving Commitments and the Tranche A Term Loan are increased in accordance with this Section 2.14, the Agent, in consultation with the Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocations in respect of such increase. The Agent shall promptly notify the Borrower and the Lenders of the final allocations in respect of such increase and the Increase Effective Date and on the Increase Effective Date (i) the aggregate Revolving Commitments and the Tranche A Term Loan under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Aggregate Commitments and Applicable Percentages of the Lenders.

(e)          Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Borrower, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrower shall have paid such fees and other compensation to the Additional Commitment Lenders as the Borrower and such Additional Commitment Lenders may agree; (iv) the Borrower shall have paid such arrangement fees to the Agent as the Borrower and the Agent may agree; (v) if requested by the Agent, the Borrower shall deliver an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrower and dated such date; (vi) the Borrower and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default shall exist. Any Revolving Loans outstanding on the Increase Effective Date shall be automatically adjusted to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Credit Facility Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f)          Conflicting Provisions. This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

2.15         Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as that Revolving Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement; fifth, to the payment of any amounts owing to the Revolving Lenders or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Revolving Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Swing Line Loans are held by the Revolving Lenders pro rata in accordance with the Revolving Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Revolving Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which that Revolving Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)         With respect to any fee payable under Section 2.08(a) not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Swing Line Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Revolving Credit Facility Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Facility Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Revolving Credit Extensions of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure.

(b)          Defaulting Lender Cure. If the Borrower, the Agent and the Swing Line Lender agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Swing Line Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Revolving Credit Facility Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.

2.16       Increase in Revolving Commitments.

In addition to any increases to the aggregate Revolving Commitments pursuant to Section 2.14 hereof, in the event that the Optional Capital Raise results in aggregate net proceeds to the Borrower in an amount equal to $100,000,000 or more, (i) if the Borrower so elects, in addition to the prepayment of the Loans required pursuant to Section 2.04(d), the Borrower may prepay the Tranche A-1 Term Loan until paid in full, and thereafter prepay the Tranche A Term Loan, in an aggregate amount up to $50,000,000, (ii) if the Borrower so elects, in connection with such prepayment of the Term Loans, the aggregate Revolving Commitments under, and for all purposes of, this Agreement shall be increased by $50,000,000, and (iii) upon any such increase, Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Aggregate Commitments and Applicable Percentages of the Lenders. This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01       Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)         If any Loan Party or the Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnifications.

(i)          The Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)         Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d)          Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(I)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)        executed originals of IRS Form W-8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed pursuant to or in connection with FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(iii)        Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)           Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)          Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all of the Obligations.

3.02       Illegality  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Agent, (i) any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate, in each case, until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Agent) together with documentation reasonably supporting such request, prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03       Inability to Determine Rates  If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for Borrowing of a Revolving Loan as a LIBOR Rate Loan, or a conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request Base Rate Loans in the amount specified therein.

3.04       Increased Costs; Reserves on LIBOR Rate Loans.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, together with documentation reasonably supporting such request, the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then upon request from time to time from such Lender together with documentation reasonably supporting such request, the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Loan Parties shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(f)           Notwithstanding anything to the contrary contained in this Section 3.04, no Lender shall demand compensation for any increased costs pursuant to this Section 3.04 if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances and unless such demand is generally consistent with such Lender’s treatment of comparable borrowers of such Lender in the United States with similarly affected loans.

3.05       Compensation for Losses.  Upon demand of any Lender (with a copy to the Agent) from time to time, which demand shall set forth in reasonable detail the basis for such demand for compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)          any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits from the failure to collect the then Applicable Margin, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06       Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07       Survival.   All of the Borrower’s obligations under this Article III shall survive repayment of all Obligations hereunder and resignation of the Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO LOANS

4.01       Conditions of Initial Loans. The obligation of each Lender to make any initial Revolving Credit Extension or its portion of the Tranche A Term Loan or Tranche A-1 Term Loan on the Effective Date is subject to satisfaction of the following conditions precedent:

(a)          The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif ” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Agent:

(i)          counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party and the Lenders sufficient in number for distribution to the Agent, each Lender and the Borrower;

(ii)         a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv)        copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing in its jurisdiction of organization or formation, or a certification stating that such Organization Documents have not been changed since the date of the Existing Credit Agreement;

(v)         an opinion of White & Case LLP, counsel to the Loan Parties, addressed to the Agent and each Lender, as to such customary matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi)        a certificate of a Responsible Officer of the Borrower certifying (A) that the conditions specified in this Article IV have been satisfied, and (B) to the Solvency of the Loan Parties as of the Effective Date after giving effect to the transactions contemplated hereby;

(vii)       a confirmation and ratification of the Security Documents executed by the applicable Loan Parties;

(viii)      results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements have been made; and

(ix)         all documents and instruments, including Uniform Commercial Code financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office, and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties, in each case required by law or reasonably requested by the Agent to be filed, registered, recorded or delivered to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered, recorded or delivered to the satisfaction of the Agent.

(b)          All accrued fees and expenses of the Agent (including the reasonable and documented fees and expenses of counsel (including any local counsel) for the Agent) invoiced at least one (1) Business Day prior to the Effective Date shall have been paid.

(c)          The Borrower shall have made the term loan amortization payment required under Section 2.06(a) of the Existing Credit Agreement for the Fiscal Quarter ending March 31, 2015.

(d)          The Agent shall have received and be reasonably satisfied with an updated appraisal with respect to the Intellectual Property of the Loan Parties, DVS and With You.

(e)          The Agent shall have received the Amended and Restated Second Lien Credit Agreement and an amendment to the Second Lien Intercreditor Agreement in form and substance reasonably satisfactory to the Agent.

(f)          [Reserved].

(g)          Since December 31, 2014, there shall not have been any event or effect that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Borrower and its Subsidiaries (other than With You).

(h)          Each of the Acquisition Representations and the Specified Representations shall be true and correct in all material respects, except that any Acquisition Representations or Specified Representations subject to “materiality”, “Material Adverse Effect” or similar materiality qualifiers shall be true and correct in all respects.

(i)           Since the date of the Simpson Acquisition Agreement, no change, state of facts, circumstance, occurrence, development, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a “Material Adverse Effect” (as defined in the Simpson Acquisition Agreement, without giving effect to any amendment or modification of such definition after the date of the Simpson Acquisition Agreement unless approved by the Agent in its reasonable discretion) shall have occurred.

(j)           The Borrower shall have delivered to the Agent an initial notice of borrowing.

(k)          Prior to or contemporaneously with the initial funding of the Loans, the Borrower shall consummate the Simpson Acquisition substantially in accordance with the terms and conditions set forth in the Simpson Acquisition Agreement, without any amendment, modification or waiver of any of the terms or conditions thereof that would be materially adverse to the Agent and the Lenders without the consent of the Agent (such consent not to be unreasonably withheld).

4.02       Conditions to Revolving Credit Extensions made after the Effective Date.

The obligations of each Revolving Lender to honor any request for a Revolving Credit Extension (other than a Loan Notice requesting only a continuation of LIBOR Rate Loans) after the Effective Date is subject to the following conditions precedent:

(a)          The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Revolving Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)          No Default or Event of Default shall exist, or would result from such proposed Revolving Credit Extension or from the application of the proceeds thereof.

(c)          The Agent and, if applicable, the Swing Line Lender shall have received a Loan Notice in accordance with the requirements of Section 2.02(b) or a Swing Line Loan Notice in accordance with the requirements of Section 2.03(b), as applicable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to make Loans hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that (it being understood and agreed that only the Specified Representations shall be made on the Effective Date):

5.01       Existence, Qualification and Power  Each Loan Party and each of their Subsidiaries (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) other than with respect to Subsidiaries that are not Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02       Authorization; No Contravention  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any applicable Law, except in the case of clauses (b)(ii) and (d), to the extent that such conflict or violation would not reasonably be expected to result in a Material Adverse Effect.

5.03       Governmental Authorization; Other Consents  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

5.04       Binding Effect  This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (ii) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Credit Parties.

5.05       Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)          The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries (other than the Subsidiaries acquired pursuant to the Simpson Acquisition) dated September 30, 2014, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)          Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)          To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent or the Lenders, (ii) of covenant compliance calculations provided hereunder or (iv) of the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a Consolidated basis.

(e)          The Consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of its future financial performance, it being recognized by the Lenders that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by the projections may differ from the projected results included in such projections.

5.06       Litigation  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07       No Default  No Loan Party or any Subsidiary is in default under or with respect to, any Material Contract or any Material Indebtedness. As of the Effective Date, no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08       Ownership of Property; Liens

(a)          Each of the Loan Parties has good marketable title in fee simple to or valid leasehold interests or use rights in, all Real Estate necessary in the ordinary conduct of its business, except for (i) Permitted Encumbrances, and (ii) such defects in, or failures to have, title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each of their Subsidiaries has good and marketable title to, or valid licenses to use, all personal property and assets material to the ordinary conduct of its business except for such defects in, or failures to have, title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate (excluding Leases, easements, rights of way and similar rights) that is owned by the Loan Parties, together with a list of the holders of any mortgage or other Lien thereon as of the Effective Date. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all material Leases of the Loan Parties, together with the name of each lessor and its contact information with respect to each such Lease as of the Effective Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of any material term thereof.

5.09       Environmental Compliance.

(a)          No Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case (i) to (iv), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently owned or operated by any Loan Party is listed or, to the knowledge of the Loan Parties proposed for listing, on the NPL or on the CERCLIS; (ii) to the knowledge of the Loan Parties, there are no underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being treated, stored or disposed on any property currently owned or operated by any Loan Party; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently owned or operated by any Loan Party in violation of any Environmental Law.

(c)          No Loan Party is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and to the knowledge of the Loan Parties, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to have a Material Adverse Effect.

5.10       Insurance  The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption, property damage and directors and officers liability insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operates. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11       Taxes  The Loan Parties and each of their Subsidiaries (a) have filed all United States federal, state and other material tax returns and reports required to be filed, and (b) have paid all United States federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP or (ii) as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12       ERISA Compliance.

(a)          Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. federal or state laws, except where any failure could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)          There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except, in each of clauses (i) through (v), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13       Subsidiaries; Equity Interests  As of the Effective Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those Liens created under the Security Documents, Liens permitted by clause (o) of the definition of Permitted Encumbrances and Permitted Encumbrances having priority over the Lien of the Credit Parties under applicable Laws. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. As of the Effective Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except for those Liens created under the Security Documents and Permitted Encumbrances having priority over the Liens of the Credit Parties under applicable Laws. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14       Margin Regulations; Investment Company Act.

(a)          No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)          None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15       Disclosure  Each Loan Party and each of their Subsidiaries has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, in each case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, no report, financial statement, certificate or other information relating to the Borrower or any of its Subsidiaries (other than any information of a general economic or industry specific nature and third party consultants reports) furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished prior to the execution hereof or thereof) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, after giving effect to any supplements thereto, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16       Compliance with Laws  Each of the Loan Parties and each of their Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17       Intellectual Property; Licenses, Etc.  The Loan Parties and each of their Subsidiaries own, or are licensed to use, all Material Intellectual Property, and the use thereof by the Loan Parties or their Subsidiaries does not infringe upon the rights of any other Person. All items of Material Intellectual Property as of the Effective Date are: (a) subsisting and have not been adjudged invalid or unenforceable, in whole or part; and (b) to the knowledge of the Loan Parties, valid, in full force and effect and not in known conflict with the rights of any Person. The Loan Parties have made all filings and recordations necessary in the exercise of reasonable and prudent business judgment to protect their interests in the Material Intellectual Property in the United States Patent and Trademark Office, and the United States Copyright Office, as appropriate, including, the performance of all acts and the payment of all required fees and taxes to maintain each and every item of Material Intellectual Property in full force and effect. As of the Effective Date, no litigation is pending or, to the knowledge of any Loan Party, threatened which contains allegations respecting the validity, enforceability, infringement or ownership of any of the Material Intellectual Property. No Loan Party is in breach of or default under the provisions of any of the Material Licenses, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which reasonably could be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

5.18       Reserved.

5.19       Security Documents.

The Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties, a valid and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The UCC financing statements and other filings delivered by the Loan Parties on the Effective Date are in appropriate form for filing in the applicable offices. Upon such filings and/or the obtaining of “control” (as such term is defined in the UCC) to the extent required by the Loan Documents (and, in the case of Intellectual Property that is issued by, or registered or applied for in, the United States Copyright Office and constituting Collateral, the filing and recordation of the Copyright Security Agreement with the United States Copyright Office, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected in the United States by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) (it being understood that subsequent recordings in the United States Copyright Office may be necessary to perfect a Lien on registered Copyrights acquired by the Loan Parties after the date hereof).

5.20       Solvency

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Revolving Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21       Deposit Accounts.

Annexed hereto as Schedule 5.21 is a list of all Deposit Accounts maintained by the Loan Parties as of the Effective Date, which Schedule includes, with respect to each Deposit Account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

5.22       Brokers  No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23       Material Contracts  Schedule 5.23 sets forth all Material Contracts (other than Material Licenses set forth on Schedule 5.17) to which any Loan Party is a party or is bound as of the Effective Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Effective Date. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of default under, or of the intention of any other party thereto to terminate, any Material Contract.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), the Loan Parties shall and shall cause their Subsidiaries to:

6.01       Financial Statements. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a)          as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)          as soon as available, but in any event within 45 days after the end of each Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ended (x) March 31, 2015 with respect to the Borrower and its Subsidiaries other than those Subsidiaries acquired pursuant to the Simpson Acquisition, and (y) June 30, 2015 with respect to the Borrower and its Subsidiaries after giving effect to the Simpson Acquisition), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)          solely to the extent prepared by the Borrower in the ordinary course of business, then as soon as available, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of each Fiscal Month of each Fiscal Year of the Borrower, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Month, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)          as soon as available, but in any event at least 30 days before the end of each Fiscal Year of the Borrower, forecasts prepared by management of the Borrower, representing the Borrower’s good faith estimate of future financial performance and based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions and consistent with historical practices and otherwise in form and based upon assumptions reasonably satisfactory to the Agent, of the consolidated balance sheets and statements of income or operations and cash flows, and projections of royalty revenues, of the Borrower and its Subsidiaries on a quarterly (or, solely to the extent prepared by the Borrower in the ordinary course of business, monthly) basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year.

6.02       Certificates; Other Information. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a)          concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary for their certification of such financial statements, such Registered Public Accounting Firm has not obtained any knowledge of the existence of any Default or Event of Default under Section 7.15 hereof or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the Fiscal Year ended December 31, 2014), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), financial statements with respect to any Excluded Subsidiaries of the Loan Parties;

(d)          promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(e)          promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange;

(f)           as soon as available, but in any event within 15 days after the end of each Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ended June 30, 2014), an updated report of the royalty revenue summary by brand and related licensing detail with respect to the Material Licenses of the Loan Parties and any Subsidiary, as prepared on a trailing twelve month basis and including comparisons to the projected royalty revenue of the Loan Parties delivered as part of the projections set forth in Section 6.01(d) above;

(g)          prior to the consummation of any Permitted Acquisition, the Borrower shall provide the Agent with an updated calculation of the Loan to Value Ratio covenant as set forth in Section 7.15(b) hereof and Section 7.15(b) of the Amended and Restated Second Lien Credit Agreement;

(h)          as soon as available, but in any event within 15 days after the end of each Fiscal Year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Loan Parties and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;

(i)           promptly after the Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;

(j)           promptly, and in any event within five Business Days after receipt thereof by the Borrower, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;

(k)          promptly, any material amendments, modifications or waivers with respect to any Material Contract or Material License;

(l)           promptly, any Material License entered into by a Loan Party or its Subsidiary; and

(m)         promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b), or Section 6.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03       Notices  Promptly notify the Agent:

(a)          of the occurrence of any Default or Event of Default;

(b)          of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect,

(c)          of any breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(d)          of any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority, or the commencement of, or any material development in, any litigation or proceeding affecting any Loan, including pursuant to any applicable Environmental Laws, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(e)          of the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(f)           of any change in the Borrower’s senior executive officers;

(g)          of the discharge by the Borrower of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(h)          of the filing of any Lien for unpaid Taxes against any Loan Party that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(i)           of the Borrower’s obtaining knowledge that any application or registration relating to any Material Intellectual Property (whether now or hereafter existing) may become abandoned or dedicated, or of any material adverse determination or material development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding Borrower’s ownership of any Material Intellectual Property; and

(j)           of the failure to renew, or the cancelation of, any Material License.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Documents required to be delivered pursuant to this Section 6.03 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

6.04       Payment of Obligations  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators, and carriers) which, if unpaid, would by Law become a Lien upon its property (other than Permitted Encumbrances); and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (ii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05       Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, no provision herein or in any other Loan Document shall be deemed to restrict the dissolution of William Rast Europe Holdings, LLC or any Immaterial Subsidiary, and such dissolution is expressly permitted.

6.06       Maintenance of Properties; Material Intellectual Property

(a)          (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)          (i) Maintain all Material Intellectual Property in order that such Material Intellectual Property will be (A) subsisting and not adjudged invalid or unenforceable, in whole or part and (B) valid, in full force and effect and not in known conflict with the rights of any Person; (ii) make all filings and recordations necessary in the exercise of reasonable and prudent business judgment to protect such Loan Party’s interest in the Material Intellectual Property in the United States Patent and Trademark Office and the United States Copyright Office; (iii) perform all acts and pay all required fees and taxes to maintain each and every item of the Material Intellectual Property in full force and effect; and (iv) use commercially reasonable efforts to enforce all material provisions relating to quality assurance of products and services set forth in any Material License. For clarity, if any Loan Party determines, in its reasonable judgment, that any items of Intellectual Property which do not constitute Material Intellectual Property is no longer used or useful or of material value, such Loan Party may abandon, cancel or cease to protect such non- Material Intellectual Property.

6.07       Maintenance of Insurance  (a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.

(b)          Cause each such policy referred to in clause (a) above (i) to be endorsed to name the Agent as an additional insured or a loss payee, as applicable, in a form reasonably satisfactory to the Agent, and (ii) to provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(c)          Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08       Compliance with Laws  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09       Books and Records; Accountants.

(a)          Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties.

(b)          At all times retain Grant Thornton LLP, any other Registered Public Accounting Firm of nationally recognized standing, or another Registered Public Accounting Firm which is reasonably satisfactory to the Agent, and, subject to the limitation set forth in Section 6.10 below, instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.

6.10       Inspection Rights; Appraisals of Intellectual Property.

(a)          Permit representatives and independent contractors, including consultants, of the Agent to visit and inspect, under guidance of officers of the Borrower, any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired (but absent the existence of a Default or Event of Default, the Borrower shall not be required to pay for more than two such visits and inspections in any calendar year) upon reasonable advance notice to the Borrower; provided, however, that when a Default or an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties as often as it deems appropriate and at any time during normal business hours and without advance notice.

(b)          Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct (x) up to one (1) appraisal of the trade names and brands and other Intellectual Property of the Loan Parties in each calendar year at the Loan Parties’ expense and (y) up to one (1) additional appraisal of the trade names and brands and other Intellectual Property of the Loan Parties in each calendar year at the Lenders’ expense.

6.11       Additional Loan Parties  Notify the Agent at the time that any Person becomes a domestic Subsidiary, and promptly thereafter (and in any event within fifteen (15) Business Days or such longer period as may be agreed to by the Agent in its reasonable discretion), cause any such Person (a) which does not qualify as a Non-Guarantor Subsidiary to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s Intellectual Property and other assets of the same type that constitute Collateral (other than for the avoidance of doubt, Real Estate and other Excluded Property) to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person (other than an Excluded Subsidiary) are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged shall be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary, in each case in form, content and scope reasonably satisfactory to the Agent (it being understood that in no event shall the Borrower be required to take any action outside of the United States in order to create or perfect any security interest in any Equity Interests of a foreign Subsidiary and no foreign law security or pledge agreements, deeds, filings or searches will be required). In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower.

6.12       Cash Management.

(a)          Cause all Deposit Accounts that are concentration and controlled disbursement accounts of the Loan Parties to be maintained with Bank of America pursuant to such documentation as the Agent may reasonably request, including, without limitation, a Blocked Account Agreement satisfactory in form and substance to the Agent with respect to each such Deposit Account (collectively, the “Blocked Accounts”); provided that, so long as no Cash Control Event has occurred and is continuing, the Borrower shall be permitted to maintain up to $1,000,000 in the aggregate in any disbursement account(s) which are not held by Bank of America (such account(s), the “Excluded Accounts”); it being understood that no Blocked Account Control Agreements or other control agreements shall be required in respect of the Excluded Accounts, provided that the aggregate amount on deposit in the Excluded Accounts does not exceed the amounts set forth above.

(b)          After the occurrence and during the continuance of a Cash Control Event, cause the ACH or wire transfer to the collection account maintained by the Agent at Bank of America (the “Collection Account”), no less frequently than daily, all cash receipts and collections received by each Loan Party from all sources, whether or not constituting Collateral, including, without limitation, the then entire ledger balance of each Blocked Account, Excluded Account or any other Deposit Account of the Loan Parties (in each case, net of any minimum balance, not to exceed $2,500.00 per account, as may be required to be kept in the subject Blocked Account or other Deposit Account by the applicable Blocked Account Bank or depository).

(c)          The Collection Account shall at all times be under the sole dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations and (iii) during the continuance of a Cash Control Event, the funds on deposit in the Collection Account shall be applied to the repayment of the Obligations as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(d)          Without limiting the provisions of this Section 6.12, during the continuance of a Cash Control Event, the Borrower shall maintain a minimum cash balance at all times of not less than $5,000,000 in a Blocked Account. Such amounts shall be used solely for such purposes as the Agent may agree in connection with the realization on the Collateral.

(e)          Upon the request of the Agent, cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.13       Information Regarding the Collateral.

Furnish to the Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s; (ii) the location of any Loan Party’s chief executive office, its principal place of business or any office in which it maintains books or records relating to Collateral owned by it; (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties shall not effect or permit any change referred to in the preceding sentence unless all filings have been made or are made substantially concurrently therewith under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

6.14       Environmental Laws.

Except in each case, where the failure to do so would not, individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (a) conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all material environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.15       Further Assurances.

(a)          Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties (subject to the rights of the Loan Parties to dispose of the Collateral to the extent permitted herein). The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)          If any material assets of the type included in the Collateral as of the Effective Date (excluding for the avoidance of doubt, any Real Estate or any other Excluded Property) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected first-priority Lien under the Security Documents upon acquisition thereof and other than, for the avoidance of doubt, any Equity Interests of any Excluded Subsidiary or Equity Interests of a CFC in excess of the amount required to be pledged pursuant to Section 6.11), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by any Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.15, all at the expense of the Loan Parties (it being understood that in no event shall any Loan Party be required to take any action to create or perfect any security interest in any collateral outside of the United States and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches shall be required). In no event shall compliance with this Section 6.15(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.15(b) if such transaction was not otherwise expressly permitted by this Agreement.

6.16       Material Contracts  (a) Perform and observe all the terms and provisions of each Material License and each other Material Contract to be performed or observed by it, (b) maintain each such Material License and each other Material Contract in full force and effect except to the extent such Material License or other Material Contract is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices or unless such Material License is terminated and replaced with another Material License in the ordinary course of business, (c) enforce each such Material License and each other Material Contract in accordance with its terms, and (d) cause each of its Subsidiaries to do the foregoing, except, in each case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17       Right of First Refusal.

In connection with any Indebtedness to be incurred by a Loan Party or an Excluded Subsidiary to finance a Permitted Acquisition (except for Permitted Acquisitions for total consideration of less than $10,000,000 which are paid from the Loan Parties’ cash on hand and not from proceeds of Indebtedness), provide the Lenders with a bona fide right to provide the financing for such Permitted Acquisition pursuant to an Incremental Facility pursuant to Section 2.14 hereof or otherwise on substantially the same terms as set forth herein or on such other terms as may be mutually agreed among the Lenders and the Loan Parties (in each case acting in good faith). In the event that (a) the Lenders and the Loan Parties, after acting diligently and in good faith, are unable to reach agreement with respect to the commercial terms of such financing or (b) the Lenders decline or fail to respond to the offer to provide financing for such Permitted Acquisition, in each case within ten (10) Business Days after receipt of the request from the Loan Parties, the Loan Parties shall have no further obligations pursuant to this Section 6.17 and shall be permitted to pursue financing for the applicable Permitted Acquisition from alternate sources.

6.18       Post-Closing Items.

(a)          On or before April 1, 2016, the Borrower shall obtain all consents necessary to cause, and shall cause, DVS to become a Guarantor hereunder and to grant a security interest in all of its assets, including all Intellectual Property, pursuant to the terms of Section 6.11 hereof; provided that the failure to obtain such consents and to cause DVS to become a Guarantor and grant a security in its assets as provided above shall not constitute an Event of Default hereunder but shall result in the appraised orderly liquidation value of registered Trademarks owned by DVS not being taken into account in connection with any appraisal conducted by or on behalf of the Agent pursuant to Section 6.10(b) after April 1, 2016 or in any calculation of the financial covenant set forth in Section 7.15(b) hereof.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), no Loan Party shall nor shall it permit any of its Subsidiaries to:

7.01       Liens  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02       Investments  Make any Investments, except Permitted Investments.

7.03       Indebtedness; Disqualified Stock; Equity Issuances

(a)          Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness;

(b)          Issue Disqualified Stock;

(c)          Issue and sell any Equity Interests (other than Disqualified Stock) except for (i) with respect to the Borrower, Qualified Stock so long as no Change of Control would result therefrom; and (ii) with respect to any Subsidiary of the Borrower (A) stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Borrower or any Subsidiary of the Equity Interests of such Subsidiary, (B) Subsidiaries of the Borrower formed or acquired after the Effective Date may issue Equity Interests to (1) the Borrower or the direct or indirect Subsidiary of the Borrower which is to own such Equity Interests or (2) to any other Person with an ownership interest in such Subsidiary in each case in proportion to its ownership interest in such Subsidiary, (C) Subsidiaries of the Borrower may issue (1) directors qualifying shares to the extent required by applicable Laws and (2) shares to local nationals to the extent required by applicable Laws, (D) issuances in connection with the Galaxy Transactions, the Simpson Acquisition and any Permitted Acquisition and (E) any Subsidiary of the Borrower may issue and sell Equity Interests in connection with any Permitted Disposition. All Equity Interests issued to any Loan Party shall, to the extent required by any Security Document, be pledged as Collateral pursuant to the applicable Security Document; or

(d)          Permit any Excluded Subsidiary to create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to any Indebtedness, except Indebtedness of an Excluded Subsidiary with respect to the purchase price for any Permitted Acquisition if the Lenders have determined not to provide such Indebtedness or have failed to respond to exercise their right of first refusal with respect to providing such Indebtedness as set forth in Section 6.17.

7.04       Fundamental Changes  Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a)          any Subsidiary which is not a Loan Party (other than an Excluded Subsidiary) may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)          any Excluded Subsidiary may merge with any other Excluded Subsidiary;

(c)          any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into the Borrower, provided that in any merger involving the Borrower, the Borrower shall be the continuing or surviving Person;

(d)          the Loan Parties may consummate the transactions contemplated by the Simpson Acquisition Agreement; and

(e)          in connection with a Permitted Acquisition, any Subsidiary (other than an Excluded Subsidiary) of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person.

7.05       Dispositions  Make any Disposition, except Permitted Dispositions.

7.06       Restricted Payments  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)          each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party or to another Subsidiary of the Borrower which is the immediate parent of the Subsidiary making such Restricted Payment;

(b)          the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)          if the Restricted Payments Conditions are satisfied, the Borrower may declare or pay cash dividends to its stockholders;

(d)          any non-wholly-owned Subsidiary of the Borrower may make Restricted Payments (which may be in cash) to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary making such Restricted Payment and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(e)          the Borrower may declare or pay any cash Dividend, or redeem, repurchase or otherwise acquire for value any outstanding Equity Interests in an amount not to exceed $10,000,000 in the aggregate if, after giving effect thereto, the Loan to Value Ratio is less than 35%;

(f)           the Borrower may acquire Equity Interests in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities by way of cashless exercise;

(g)          the Borrower may redeem, repurchase or otherwise acquire for value, outstanding Equity Interests of the Borrower (or options or warrants to purchase Equity Interests of the Borrower) following the death, disability or termination of employment of officers, directors or employees of the Borrower or any of its Subsidiaries, provided that (x) the aggregate amount paid by the Borrower in cash in respect of all such redemptions or purchases shall not exceed $10,000,000 in respect of all such redemptions, purchases and payments in any twenty-four month period and (y) at the time of any cash Dividend, purchase or payment permitted to be made pursuant to this Section 7.06(g), no Default or Event of Default shall then exist or result therefrom; and

(h)          the Borrower may pay (x) all costs, fees and expenses in connection with (i) the Galaxy Transactions in an amount not to exceed $7,500,000 in the aggregate, (ii) the Simpson Acquisition in an amount not to exceed $4,000,000 in the aggregate, and (iii) any Permitted Acquisition after the Effective Date, in an amount not to exceed $5,000,000 in the aggregate for each Fiscal Year and (y) management fees to the extent permitted pursuant to Section 7.09(g) hereof.

7.07       Prepayments of Indebtedness  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness for borrowed money, except (a) (i) as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than the Second Lien Facility), (ii) regularly scheduled payments under the Second Lien Facility and, so long as no Default or Event of Default then exists, prepayments and other repurchases, redemptions or defeasances of the Second Lien Facility and any Permitted Refinancing thereof, in each case not in violation of the Second Lien Intercreditor Agreement, (b) the purchase, redemption, defeasance or other acquisition or retirement of any Indebtedness of the Borrower or any Subsidiary or of any Equity Interests of the Borrower or any Subsidiary in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Borrower or any Subsidiary, or a substantially concurrent sale of, Equity Interests (other than Disqualified Stock) of the Borrower or any Subsidiary and (c) the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness with the net cash proceeds from an incurrence of any Permitted Refinancing thereof.

7.08       Change in Nature of Business

Engage in any line of business substantially different from the business conducted by the Loan Parties on the Effective Date or any business substantially related or incidental thereto.

7.09       Transactions with Affiliates  Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a)          a transaction between or among the Loan Parties;

(b)          dividends may be paid to the extent provided in Section 7.06;

(c)          loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 7.02, 7.03 and 7.04;

(d)          customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries;

(e)          the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(f)          Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any wholly-owned domestic Subsidiary of the Borrower that is a Guarantor; and

(g)          The Borrower may pay (x) all costs, fees and expenses in connection with (i) the Galaxy Transactions in an amount not to exceed $7,500,000 in the aggregate, (ii) the Simpson Acquisition in an amount not to exceed $4,000,000 in the aggregate, and (iii) any Permitted Acquisition after the Effective Date, in an amount not to exceed $5,000,000 in the aggregate for any Fiscal Year and (y) management fees to Tengram Capital Management L.P. in the ordinary course of business and consistent with prior practices.

7.10         Burdensome Agreements    Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary (other than an Excluded Subsidiary) to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary (other than an Excluded Subsidiary) to Guarantee the Obligations, (iii) of any Subsidiary (other than an Excluded Subsidiary) to make or repay loans to a Loan Party, or (iv) of the Loan Parties to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c), or (d) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11         Use of Proceeds    Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purposes other than (i) the payment of the purchase price and transaction costs in connection with the Galaxy Brands Merger and the Simpson Acquisition, (ii) to refinance the Indebtedness of the Borrower under the Existing Credit Agreement and the existing Second Lien Facility (as defined in the Existing Credit Agreement), (iii) to finance Capital Expenditures of the Loan Parties, and (iv) for general corporate purposes, in each case to the extent expressly permitted under Law and the Loan Documents.

7.12         Amendment of Material Documents; Material Licenses.

(a)          Amend, modify or waive any of a Loan Party’s rights under (i) its Organization Documents in a manner materially adverse to the Credit Parties, (ii) the Amended and Restated Second Lien Credit Agreement or any other documentation relating to the Second Lien Facility that would shorten the maturity thereof or otherwise, when taken as a whole, be materially adverse to the Credit Parties or in a manner that would violate the Second Lien Intercreditor Agreement, or (iii) any Material License which would have a material adverse impact on the Lenders (as reasonably determined by the Agent), without the prior express written consent of the Agent.

(b)          Enter into any new Material Licenses unless such require each such licensee thereunder to pay any fees and other consideration thereunder into a Blocked Account.

7.13         Fiscal Year.

Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14         Deposit Accounts.

Open new Deposit Accounts (other than the Excluded Account) unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements as required pursuant to Section 6.12 and otherwise satisfactory to the Agent.

7.15         Financial Covenants.

(a)          Positive Net Income. Permit Consolidated Positive Net Income, as calculated on a quarterly basis commencing with the Fiscal Quarter of the Borrower ending June 30, 2015 (provided that, for the Fiscal Quarter ending June 30, 2015, Consolidated Positive Net Income shall be calculated without giving effect to the Simpson Acquisition), to be equal to or less than $0.

(b)          Loan to Value Ratio. Permit the Total Outstandings to be greater than the applicable LTV Percentage multiplied by the Realizable Orderly Liquidation Value of registered Trademarks of the Loan Parties, DVS and With You, as applicable, as determined pursuant to the most recent appraisal conducted by or on behalf of the Agent with respect to such registered Trademarks pursuant to Section 6.10(b).

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default    Any of the following shall constitute an Event of Default:

(a)          Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid, any amount of principal of any Loan, or (ii) within three (3) Business Days of any due date therefor, interest on any Loan, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 6.03(a), 6.05(a), 6.06(b)(i)(A), 6.17, 6.18 or Article VII, or (ii) Sections 6.01, 6.02, or 6.03 (other than 6.03(a)) and such failure continues for 10 days, (iii) Section 6.06(b)(i)(B) and (ii) – (iv) and such failure continues for 10 days or (iv) Sections 6.11 or 6.13 and such failure continues for 15 days; or

(c)          Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)          Cross-Default. Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)          Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 45 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 45 calendar days, or an order for relief is entered in any such proceeding; or

(g)          Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issuance or levy; or

(h)          Judgments. There is entered against any Loan Party (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i)          ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000 or which would reasonably likely result in a Material Adverse Effect; or

(j)          Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Material Intellectual Property, Material License or any other material portion of the Collateral, with the priority required by the applicable Security Document, except to the extent that any lack of perfection or enforceability results from any act or omission of the Agent (so long as such act or omission does not result from the breach or non-compliance by a Loan Party with the terms of any Loan Document); or

(k)          Change of Control. There occurs any Change of Control; or

(l)          Cessation of Business. Except as otherwise expressly permitted hereunder and subject to any applicable cure period in connection with a breach of any applicable covenant with respect to the same, the Loan Parties, taken as a whole, shall take any action to suspend the operation of their business in the ordinary course or liquidate all or a material portion of their assets or business; or

(m)          Breach of Contractual Obligation. Any default or event of default occurs under a Material License which gives rise to a right of a party to such Material License to cease payment to, or excuses payment to, the Borrower thereunder, or the termination of any Material License unless either (i) the Borrower reasonably demonstrates to the Agent, based on good faith and reasonable forecasts, that the Borrower will remain in pro forma compliance with the provisions of Section 7.15 for a period of twelve months after the occurrence of such default or termination, or (ii) the Borrower is disputing such default in good faith based on reasonable grounds (as determined by the Agent in its reasonable discretion), or (iii) the Borrower enters into a substitute Material License and the Borrower reasonably demonstrates to the Agent, based on good faith and reasonable forecasts, that, after giving effect to such substitute Material License, the Borrower will remain in pro forma compliance with the provisions of Section 7.15 for a period of twelve months after the occurrence of such default or termination; or

(n)          Indictment. Any director or senior officer of any Loan Party is (i) criminally indicted or convicted of a felony for fraud or dishonesty in connection with the Loan Parties’ business, unless such director or senior officer promptly resigns or is removed or replaced or (ii) charged by a Governmental Authority under any Law that would reasonably be expected to lead to forfeiture of any material portion of Collateral; or

(o)          Insolvency of Licensee. Any proceeding described in clause (f) above, whether voluntary or involuntary, shall commence with respect any licensee under a Material License and shall continue for a period of 45 days, unless (i) the applicable licensee shall “assume” the applicable Material License under applicable bankruptcy law, or (ii) either (A) the Borrower otherwise reasonably demonstrates to the Agent, based on good faith and reasonable forecasts, that the Borrower will remain in pro forma compliance with the provisions of Section 7.15 for a period of twelve months after the commencement of such proceeding or (B) the Borrower enters into a substitute Material License and the Borrower reasonably demonstrates to the Agent, based on good faith and reasonable forecasts, that, after giving effect to such substitute Material License, the Borrower will remain in pro forma compliance with the provisions of Section 7.15 for a period of twelve months after the occurrence of such default or termination; or

(p)          Subordination. (i) The subordination provisions of the documents evidencing or governing the Second Lien Facility (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Second Lien Facility; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the Second Lien Facility, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02         Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)          declare the Revolving Commitments of each Revolving Lender to be terminated, whereupon such Revolving Commitments and obligations shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(c)          whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party under Section 8.01(f), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans, all interest accrued thereon and all other Obligations shall automatically become due and payable without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03         Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Obligations have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities (including indemnities due under Section 10.04 hereof), Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including Credit Party Expenses to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and fees (excluding any Early Termination Fee then owing), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations and the payment of any Early Termination Fee then owing, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of that portion of the Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to payment of all other Obligations arising from Bank Products, ratably among the Credit Parties in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

8.04        Right to Cure.

(a)          Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under the financial covenant set forth in Section 7.15(b) and until the expiration of the fifteenth (15th) calendar day thereafter (such date, the “Cure Expiration Date”), the Borrower may designate any portion of the Net Proceeds of any issuance of common Equity Interests of the Borrower or any cash capital contribution to the common equity of the Borrower, or any cash on hand of the Borrower, as a prepayment of the Loans in an amount equal to the amount by which the Total Outstandings exceed the then applicable LTV Percentage of the Realizable Orderly Liquidation Value of registered Trademarks of the Loan Parties, DVS and With You, as applicable, as determined pursuant to the most recent appraisal conducted by or on behalf of the Agent with respect to such registered Trademarks pursuant to Section 6.10(b).

(b)          If, after giving effect to the foregoing prepayment of the Loans, the Borrower shall then be in compliance with the requirements of Section 7.15(b), the Borrower shall be deemed to have satisfied the requirements of Section 7.15(b) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable existing breach or default of Section 7.15(b) shall be deemed cured for this purpose of the Agreement.

ARTICLE IX
THE AGENT

9.01        Appointment and Authority.

Each of the Lenders (in its capacity as a Lender) and the Swing Line Lender hereby irrevocably appoints Bank of America to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02        Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Applicable Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties or a Lender. In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04        Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Agent.  The Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

9.07        Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.11, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08        Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent and such Credit Parties under Sections 2.06 and 10.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.06 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party in any such proceeding.

9.09        Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a)          to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)          to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c)          to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.09. In each case as specified in this Section 9.09, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

9.10        Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.11         Reports and Financial Statements.

By signing this Agreement, each Lender:

(a)          agrees to furnish the Agent at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender and if such notice is received, the Agent shall be entitled to assume that the only amounts due to such Lender on account of Other Liabilities is the amount set forth in such notice;

(b)          is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Borrower hereunder;

(c)          is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(d)          expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the financial statements or Reports, and shall not be liable for any information contained in any financial statement or Report;

(e)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;

(f)          agrees to keep all financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(g)          without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, the Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.12         Agency for Perfection.

Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent's instructions.

9.13         Indemnification of Agent.  Without limiting the obligations of Loan Parties hereunder, to the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under Section 10.04 to be paid by them to the Agent (or any sub-agent thereof), the Lenders shall indemnify the Agent, any sub-agent thereof and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, any sub-agent thereof and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, any sub-agent thereof and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, any sub-agent’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.14         Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE X
MISCELLANEOUS

10.01         Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)          increase the Revolving Commitment of any Revolving Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written Consent of such Revolving Lender;

(ii)         as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender,

(iii)        as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan held by such Lender, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)        as to any Lender, change any provision of this Agreement, including, without limitation, Section 2.10 or Section 8.03, in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(v)         change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(vi)        except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(vii)       except for Permitted Dispositions or as provided in Section 9.09, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(viii)      modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender; and

(ix)         except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)          Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(c)          If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

(d)          Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Agent and approved by the Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

10.02         Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Loan Parties or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)         if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in writing to the Borrower and the Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)          Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)          Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03         No Waiver; Cumulative Remedies.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Without limiting the generality of the foregoing, the making of the Loans shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents, or (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clause (b) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04         Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrower shall pay all Credit Party Expenses.

(b)          Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable fees, charges and disbursements of any one counsel for the Indemnitees (and in the event of an actual conflict of interest, one additional counsel for such affected parties) and one additional counsel in each other applicable jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party, or any Environmental Liability related in any way to any Loan Party, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of the obligations under this Agreement of, such Indemnitee, or (y) are due to disputes between and among Indemnitees (other than disputes involving any act or omission of the Borrower or any of its Affiliates (other than the claims of the Agent)). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof.

(d)          Payments. All amounts due under this Section shall be payable on demand therefor.

(e)          Limitation of Liability. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f)          Survival. The agreements in this Section shall survive the resignation of the Agent or the Swing Line Lender, the assignment of the Loans by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(b), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(b) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans (including for purposes of this Section 10.06(b), participations in Swing Line Loans), or its portion of the Tranche A Term Loan or Tranche A-1 Term Loan, as applicable, at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A)of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes the Revolving Loans outstanding thereunder), or the principal outstanding balance of the Tranche A Term Loan or Tranche A-1 Term Loan, as applicable, of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of the sum of (x) all the assigning Lender's rights and obligations under this Agreement with respect to the Revolving Loans or the Revolving Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans, plus (y) all the assigning Lender’s rights and obligations under this Agreement with respect to the portion of the Tranche A Term Loan or Tranche A-1 Term Loan, as applicable, assigned (and for the avoidance of doubt, no Lender hereunder may assign (x) any portion of the Tranche A Term Loan or Tranche A-1 Term Loan, as applicable, of such Lender without assigning a proportionate amount of the Revolving Loans and Revolving Commitment of such Lender or (y) any portion of the Revolving Loans and Revolving Commitment of such Lender without assigning a proportionate amount of the Tranche A Term Loan or Tranche A-1 Term Loan, as applicable, of such Lender);

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender, and shall be deemed to have been given unless the Borrower has responded within five (5) Business Days of request therefor; and

(B)         the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)         No Assignment to Certain Persons. No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Revolving Loans and participations in Swing Line Loans in accordance with its Revolving Credit Facility Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(a)(i)(d).

(c)          Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders and Revolving Commitments and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. (i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including its Revolving Commitment, if any, and/or all or a portion of the Loans (including any participations in Swing Line Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iii) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)          Resignation as Swing Line Lender after Assignment or Resignation. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, or resigns as Agent in accordance with the provisions of Section 9.06, Bank of America may, upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement (including any electronic agreement contained in any Platform) containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations (other than Other Liabilities not then due and owing) or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default, and shall continue in full force and effect as long as the Loans or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)          such assignment does not conflict with Laws; and

(e)          in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

(b)          SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)          WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18      Foreign Asset Control Regulations.  Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Loan Parties or their Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person" or in any manner violative of any such order.

10.19      Time of the Essence.  Time is of the essence of the Loan Documents.

10.20      Press Releases.

(a)          Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b)          Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.21      Additional Waivers.

(a)          The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party, or (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise.

(b)          To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all of the Obligations have been indefeasibly paid in full in cash. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party.

(c)          Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all of the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to the Borrower hereunder or other Obligations incurred directly and primarily by the Borrower (an "Accommodation Payment"), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount, for each of such other Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the "Allocable Amount" of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party "insolvent" within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(d)          Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

10.22      No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23      Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.24      Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.25      Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Guaranty voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.25 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.25 to constitute, and this Section 10.25 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.26      California Judicial Reference.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.27       Second Lien Intercreditor Agreement.

Notwithstanding anything herein to the contrary, the security interest granted to the Agent, for the benefit of the Credit Parties, pursuant to the Security Documents and the exercise of any right or remedy by the Agent hereunder and thereunder are subject to the provisions of the Second Lien Intercreditor Agreement. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and this Loan Agreement, the terms of the Second Lien Intercreditor Agreement shall govern and control. Except as specified herein, nothing contained in the Second Lien Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement, which, as among the Loan Parties and the Agent, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWER:

SEQUENTIAL BRANDS GROUP, INC.

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

GUARANTORS:

Sequential Licensing, Inc.

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

BELLA ROSE, LLC

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

WILLIAM RAST SOURCING, LLC

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

WILLIAM RAST LICENSING, LLC

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

HEELYS, INC.

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

Heeling Management Corp.

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

Heeling Holding Corporation

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

Heeling Sports Limited

By:	Heeling Management Corp., as the General Partner

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

By:	Heeling Holding Corporation, as the Limited Partner

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

B®AND MATTER, LLC

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

SBG Revo Holdings, LLC

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

SBG FM, LLC

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

SBG UNIVERSE BRANDS, LLC

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

Galaxy Brands LLC

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

The Basketball Marketing Company, Inc.

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

American Sporting Goods Corporation

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

LNT Brands LLC

By:	/s/ Gary Klein

Name:	Gary Klein

Title:	Chief Financial Officer

bank of america, n.a., as Agent and as a Lender

By:	/s/ Andrew Cerussi

Name:	Andrew Cerussi

Title:	Director

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender

By:	/s/ James M. Morton

Name:	James M. Morton

Title:	Senior Vice President

By:	/s/ Michael Paul

Name:	Michael Paul

Title:	Senior Vice President

BANK HAPOALIM, as a Lender

By:	/s/ Mitchell Barnett

Name:	Mitchell Barnett

Title:	SVP

By:	/s/ Lavea Eisenberg

Name:	Lavea Eisenberg

Title:	FVP

fifth third bank, as a Lender

By:	/s/ Todd S. Robinson

Name:	Todd S. Robinson

Title:	Vice President

EXHIBIT A

Form of Loan Notice

Date: ___________, 20___

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated First Lien Credit Agreement, dated as of April 8, 2015 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by, among others, (i) Sequential Brands Group, Inc., a Delaware corporation, as the borrower (the “Borrower”), (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The Borrower hereby requests a [Revolving Borrowing][continuation of LIBOR Rate Loans]1:

1.         On                                                          (a Business Day)2

2.         In the principal amount of $_____________________3

3.         With an Interest Period of ____ months4

The Borrower hereby represents and warrants that [(a)] the [Revolving Borrowing] [continuation of LIBOR Rate Loans] requested herein complies with the provisions of Section 2.02 of the Credit Agreement and [(b) the conditions specified in Sections 4.01, 4.02(a) and 4.02(b) of the Credit Agreement have been satisfied on and as of the date of the applicable Revolving Borrowing]5.

[signature page follows]

1           A Borrowing must be a borrowing or continuation consisting of Revolving Loans on a single date and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 of the Credit Agreement.

2          Each notice of a Revolving Borrowing must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the requested date of any Revolving Borrowing or continuation of LIBOR Rate Loans.

3          Each Revolving Borrowing or continuation of LIBOR Rate Loans must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

4          The Borrower may request a Revolving Borrowing of LIBOR Rate Loans with an Interest Period of one, two, three or six months, as selected by the Borrower. If no election of Interest Period is specified, then the Borrower will be deemed to have specified an Interest Period of one month.

5          Only include for Loan Notice for a request for a Revolving Borrowing. Not required for a Loan Notice requesting only a continuation of Revolving Loans.

Dated as of the date above first written.

SEQUENTIAL BRANDS GROUP, INC., as Borrower

By:
Name:
Title:

Signature Page to Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: ____________, 20___

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated First Lien Credit Agreement, dated as of April 8, 2015 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by, among others, (i) Sequential Brands Group, Inc., a Delaware corporation, as the borrower (the “Borrower”), (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The Lead Borrower hereby requests a Swing Line Borrowing:

1.         On                                                                 (a Business Day)1

2.         In the amount of $______________________2

The Borrower hereby represents and warrants that (a) Swing Line Borrowing requested herein complies with the provisions of Section 2.03 of the Credit Agreement and (b) the conditions specified in Sections 4.01, 4.02(a) and 4.02(b) of the Credit Agreement have been satisfied on and as of the date of the requested Swing Line Borrowing.

[signature page follows]

1         Each notice of a Swing Line Borrowing must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested date of any Swing Line Borrowing.

2         Each Swing Line Borrowing must be in a minimum amount of $100,000.

Dated as of the date above first written.

SEQUENTIAL BRANDS GROUP, INC., as Borrower

By:
Name:
Title:

Signature Page to Swing Line Loan Notice

Exhibit C-1

Form of REVOLVING Note

REVOLVING NOTE

$________________	______________, 20___

FOR VALUE RECEIVED, the undersigned (the “Borrower”), promises to pay to the order of _________________________________ (hereinafter, with any subsequent holders, the “Lender”), c/o Bank of America, N.A., 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, the principal sum of _____________________________ DOLLARS ($_____________), or, if less, the aggregate unpaid principal balance of Revolving Loans made by the Lender to or for the account of the Borrower pursuant to the Second Amended and Restated First Lien Credit Agreement dated as of April 8, 2015 as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrower, (ii) the Guarantors from time to time party thereto, (iii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, with interest at the rate and payable in the manner stated therein.

This “Revolving Note” is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Revolving Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Agent’s books and records concerning the Revolving Loans, the accrual of interest thereon, and the repayment of such Revolving Loans, shall be conclusive evidence of the indebtedness to the Lender hereunder, absent manifest error.

No delay or omission by the Agent or the Lender in exercising or enforcing any of the Agent’s or such Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

The Borrower, and each endorser and guarantor of this Revolving Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Agent and/or the Lender with respect to this Revolving Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Revolving Note.

This Revolving Note shall be binding upon the Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of the Borrower, and of any endorser or guarantor of this Revolving Note, are joint and several, provided, however, the release by the Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Revolving Note. Each reference in this Revolving Note to the Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly.

THIS REVOLVING NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THE Borrower IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS REVOLVING NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

THE Borrower IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN the MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF the CREDIT AGREEMENT. NOTHING IN THIS REVOLVING NOTE WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Revolving Note, are each relying thereon. THE BORROWER, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS REVOLVING NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed as of the date set forth above.

SEQUENTIAL BRANDS GROUP, INC.

By:
Name:
Title:

Exhibit C-2

Form of TRANCHE a TERM Note

TRANCHE A TERM NOTE

$________________	_______________, 20___

FOR VALUE RECEIVED, the undersigned (the “Borrower”), promises to pay to the order of _________________________________ (hereinafter, with any subsequent holders, the “Lender”), c/o Bank of America, N.A., 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, the principal sum of _____________________________ DOLLARS ($_____________), or, if less, the aggregate unpaid principal balance of Tranche A Term Loan made by the Lender to or for the account of the Borrower pursuant to the Second Amended and Restated First Lien Credit Agreement dated as of April 8, 2015 as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrower, (ii) the Guarantors from time to time party thereto, (iii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, with interest at the rate and payable in the manner stated therein.

This “Tranche A Term Note” is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Tranche A Term Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Agent’s books and records concerning the Tranche A Term Loan, the accrual of interest thereon, and the repayment of such Tranche A Term Loan, shall be conclusive evidence of the indebtedness to the Lender hereunder, absent manifest error.

No delay or omission by the Agent or the Lender in exercising or enforcing any of the Agent’s or such Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

The Borrower, and each endorser and guarantor of this Tranche A Term Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Agent and/or the Lender with respect to this Tranche A Term Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Tranche A Term Note.

This Tranche A Term Note shall be binding upon the Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of the Borrower, and of any endorser or guarantor of this Tranche A Term Note, are joint and several, provided, however, the release by the Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Tranche A Term Note. Each reference in this Tranche A Term Note to the Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly.

THIS TRANCHE A TERM NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TRANCHE A TERM NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THE Borrower IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS TRANCHE A TERM NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

THE Borrower IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS TRANCHE A TERM NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN the MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF the CREDIT AGREEMENT. NOTHING IN THIS TRANCHE A TERM NOTE WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Tranche A Term Note, are each relying thereon. THE BORROWER, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TRANCHE A TERM NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS TRANCHE A TERM NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Tranche A Term Note to be duly executed as of the date set forth above.

SEQUENTIAL BRANDS GROUP, INC.

By:
Name:
Title:

Exhibit C-3

Form of TRANCHE A-1 TERM Note

TRANCHE A-1 TERM NOTE

$________________	_______________, 20___

FOR VALUE RECEIVED, the undersigned (the “Borrower”), promises to pay to the order of _________________________________ (hereinafter, with any subsequent holders, the “Lender”), c/o Bank of America, N.A., 100 Federal Street, 9th Floor, Boston, Massachusetts 02110, the principal sum of _____________________________ DOLLARS ($_____________), or, if less, the aggregate unpaid principal balance of Tranche A-1 Term Loan made by the Lender to or for the account of the Borrower pursuant to the Second Amended and Restated First Lien Credit Agreement dated as of April 8, 2015 as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrower, (ii) the Guarantors from time to time party thereto, (iii) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, with interest at the rate and payable in the manner stated therein.

This “Tranche A-1 Term Note” is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Tranche A-1 Term Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Agent’s books and records concerning the Tranche A-1 Term Loan, the accrual of interest thereon, and the repayment of such Tranche A-1 Term Loan, shall be conclusive evidence of the indebtedness to the Lender hereunder, absent manifest error.

No delay or omission by the Agent or the Lender in exercising or enforcing any of the Agent’s or such Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

The Borrower, and each endorser and guarantor of this Tranche A-1 Term Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. The Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Agent and/or the Lender with respect to this Tranche A-1 Term Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of the Borrower or any other Person obligated on account of this Tranche A-1 Term Note.

This Tranche A-1 Term Note shall be binding upon the Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns and representatives, and shall inure to the benefit of the Lender and its successors, endorsees, and assigns.

The liabilities of the Borrower, and of any endorser or guarantor of this Tranche A-1 Term Note, are joint and several, provided, however, the release by the Agent or the Lender of any one or more such Persons shall not release any other Person obligated on account of this Tranche A-1 Term Note. Each reference in this Tranche A-1 Term Note to the Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly.

THIS TRANCHE A-1 TERM NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TRANCHE A-1 TERM NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THE Borrower IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS TRANCHE A-1 TERM NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

THE Borrower IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS TRANCHE A-1 TERM NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN the MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF the CREDIT AGREEMENT. NOTHING IN THIS TRANCHE A-1 TERM NOTE WILL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

The Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Agent and the Lender, in the establishment and maintenance of their respective relationship with the Borrower contemplated by this Tranche A-1 Term Note, are each relying thereon. THE BORROWER, AND THE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TRANCHE A-1 TERM NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE BORROWER AND THE LENDER, BY ITS ACCEPTANCE HEREOF, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS TRANCHE A-1 TERM NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Tranche A-1 Term Note to be duly executed as of the date set forth above.

SEQUENTIAL BRANDS GROUP, INC.

By:
Name:
Title:

Exhibit D

FORM OF COMPLIANCE CERTIFICATE

Date of Certificate: _______________, 20___

To: Bank of America, N.A., as Agent

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated First Lien Credit Agreement, dated as of April 8, 2015 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by, among others, (i) Sequential Brands Group, Inc., a Delaware corporation, as the borrower (the “Borrower”), (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, solely in his capacity as a duly authorized and acting Responsible Officer of the Borrower, hereby certifies on behalf of the Borrower and each of the other Loan Parties as of the date hereof the following:

1.	No Defaults or Events of Default. To his knowledge, since __________ (the date of the last Compliance Certificate delivered pursuant to Section 6.02 of the Credit Agreement, or, in the case of the first Compliance Certificate delivered after the Effective Date, the Effective Date), and except as set forth in Appendix I, no Default or Event of Default has occurred.

2.	Financial Calculations.

(a)	Attached hereto as Appendix IIA are reasonably detailed calculations necessary to determine the Positive Net Income for the period ending _____________.

(b)	Attached hereto as Appendix IIB are reasonably detailed calculations necessary to determine the Loan to Value Ratio for the period ending __________.

3.	Financial Statements.

[Use following paragraph (a) for Fiscal Year-end financial statements]

(a)	Attached hereto as Appendix III are the audited Consolidated balance sheet of the Borrower and its Subsidiaries, as required by Section 6.01(a) of the Credit Agreement for the Fiscal Year ended ____________, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP and accompanied by such materials as are required to be delivered pursuant to Section 6.01(a) of the Credit Agreement (all of the foregoing, collectively, the “Annual Financial Statements”).

[Use following paragraph (b) for Fiscal Quarter-end financial statements]

(b)	Attached hereto as Appendix III are the Consolidated balance sheet of the Borrower and its Subsidiaries, as required by Section 6.01(b) of the Credit Agreement for the Fiscal Quarter ended ___________, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) of the Credit Agreement, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail and accompanied by such materials as are required to be delivered pursuant to Section 6.01(b) of the Credit Agreement (all of the foregoing, collectively, the “Quarterly Financial Statements”). The Quarterly Financial Statements were prepared in accordance with GAAP and present fairly the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries, as of the end of such Fiscal Quarter, subject only to normal year-end audit adjustments and the absence of footnotes.

4.	No Material Accounting Changes, Etc. Except as set forth in Appendix IV, there has been no change in generally accepted accounting principles used in the preparation of the [Annual Financial Statements][Quarterly Financial Statements] furnished to the Agent for the [Fiscal Year/ Fiscal Quarter] ended ___________. If any such change has occurred, a statement of reconciliation conforming such financial statements to GAAP is attached hereto in Appendix IV.

5.	Management Discussion. Attached hereto as Appendix V is a discussion and analysis prepared by management of the Borrower with respect to the [Annual Financial Statements] [Quarterly Financial Statements] delivered herewith.

6.	New Intellectual Property. Except as set forth in Appendix VI, neither the Borrower nor any Subsidiary has acquired any new Material Intellectual Property since the date of the last Compliance Certificate delivered nor has any Intellectual Property become Material Intellectual Property since the date of the last Compliance Certificate delivered.

7.	New Material Licenses. Except as set forth in Appendix VII, neither the Borrower nor any Subsidiary has acquired or entered into any new license agreement that would constitute a Material License since the date of the last Compliance Certificate delivered nor has any license become a Material License since the date of the last Compliance Certificate delivered.

[signature page follows]

IN WITNESS WHEREOF, a duly authorized and acting Responsible Officer of the Borrower, on behalf of the Borrower and each of the other Loan Parties, has duly executed this Compliance Certificate as of __________________, 201_.

BORROWER:

SEQUENTIAL BRANDS GROUP, INC.

By:
Name:
Title:

Signature Page to Compliance Certificate

APPENDIX I

Except as set forth below, no Default or Event of Default has occurred.

Appendix I to Compliance Certificate

Appendix IIA

Positive Net Income

1.	Consolidated Positive Net Income:

(a)	Consolidated Net Income:

Plus the following, to extent deducted in calculating
Consolidated Net Income for such measurement period:

(b)	depreciation and amortization expense:

(c)	one-time non-cash charges, non-cash compensation,
non-cash Federal, state, local and foreign income taxes
relating to amortization of intangibles for tax purposes
and non-cash interest:

(d)	one-time costs relating to any Permitted Acquisition
(of the type referred to in clause (ii) of the definition
thereof) or fees in connection with any Permitted
Indebtedness in an amount not to exceed $5,000,000
in any Fiscal Year of the Borrower:

(e)	one-time costs or fees in connection with the
Simpson Acquisition in an amount not to exceed
$4,000,000 in the aggregate for the twelve month
period following the Simpson Acquisition:

(f)	one-time costs or fees in connection with the Galaxy Brands
Merger in an amount not to exceed $7,500,000 in the
aggregate for the twelve month period following
the Galaxy Brands Merger:

(g)	Sum of lines 1(a) through 1(f):

Covenant:

The Loan Parties shall not permit Consolidated Positive Net Income, as calculated on a quarterly basis, to be equal to or less than $0.

In compliance?            ________ yes            __________ no

Appendix IIA to Compliance Certificate

Appendix IIB

Calculation of Loan to Value Ratio

1.	Total Outstandings (as defined in the Credit Agreement)

as of the period ending __________________:                                                         ______________________

2.	LTV Percentage[1]: ______________________

multiplied by

3.	Realizable Orderly Liquidation Value of the registered

Trademarks of the Loan Parties, DVS and With You,

as applicable, as of the date hereof:                                                                               ______________________

Covenant:

The Loan Parties shall not permit the outstanding amount of the Total Outstandings to be greater than the applicable LTV Percentage multiplied by the Realizable Orderly Liquidation Value of registered Trademarks of the Loan Parties, DVS and With You, as applicable, as determined pursuant to the most recent appraisal conducted by or on behalf of the Agent with respect to such registered Trademarks pursuant to Section 6.10(b) of the Credit Agreement.

In compliance?                              yes                             no

1 As of the Effective Date, sixty (60%) percent; provided that the LTV Percentage shall decrease on the date of each required amortization payment of the Term Loans made pursuant to Section 2.06(a) and (b) of the Credit Agreement to a percentage equal to the Loan to Value Ratio as calculated after giving effect to each such repayment of the Term Loans; provided further that in no event shall the LTV Percentage at any time be less than fifty (50%) percent.

Appendix IIB to Compliance Certificate

APPENDIX III

(Financial Statements)

[see attached]

Appendix III to Compliance Certificate

APPENDIX IV

(GAAP)

[see attached]

Appendix IV to Compliance Certificate

APPENDIX V

(MD&A)

[see attached]

Appendix V to Compliance Certificate

APPENDIX VI

(Material Intellectual Property)

[see attached]

Appendix VI to Compliance Certificate

APPENDIX VII

(Material License)

[see attached]

Appendix VII to Compliance Certificate

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated First Lien Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Loans and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Sequential Brands Group, Inc.

4.	Agent: Bank of America, N.A., as the Agent under the Credit Agreement.

5.	Credit Agreement: Second Amended and Restated First Lien Credit Agreement, dated as of April 8, 2015 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time), by and among (i) Sequential Brands Group, Inc., a Delaware corporation (the “Borrower”), (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Loans for all Lenders[8]	Amount of Loans Assigned[9]	Percentage Assigned of Loans[10]
			$	$		%
			$	$		%

[7.	Trade Date: __________________][11]

Effective Date: __________________, 201_ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF DELIVERY OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loans”, “Tranche A Term Loan”, “Tranche A-1 Term Loan”, etc.).

8 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments of Loans made between the Trade Date and the Effective Date.

9 Subject to minimum amount requirements pursuant to Section 10.06(b)(i) of the Credit Agreement and subject to proportionate amount requirements pursuant to Section 10.06(b)(ii) of the Credit Agreement.

10 Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders.

11 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][13]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][14] Accepted:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

[Consented to:][15]

SEQUENTIAL BRANDS GROUP, INC., as Borrower

By:
Name:
Title:

12 Add additional signature blocks as needed.

13 Add additional signature blocks as needed.

14 To the extent that the Agent’s consent is required under Sections 10.06(b)(i)(B) or 10.06(b)(iii)(B) of the Credit Agreement.

15 To the extent that the Borrower’s consent is required under Sections 10.06(b)(i)(B) and/or 10.06(b)(iii)(A) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Reference is made to the Second Amended and Restated First Lien Credit Agreement, dated as of April 8, 2015 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among (i) Sequential Brands Group, Inc., a Delaware corporation (the “Borrower”), (ii) the Guarantors party thereto from time to time, (iii) the Lenders party thereto from time to time, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1.       Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.          Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

4.          Fees. Unless waived by the Agent in accordance with Section 10.06(b)(iv) of the Credit Agreement, this Assignment and Assumption shall be delivered to the Agent with a processing and recordation fee of $3,500.

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated First Lien Credit Agreement, dated as of April 8, 2015 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by, among others, (i) Sequential Brands Group, Inc., a Delaware corporation, as the borrower (the “Borrower”), (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10 percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 201[ ]

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated First Lien Credit Agreement, dated as of April 8, 2015 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by, among others, (i) Sequential Brands Group, Inc., a Delaware corporation, as the borrower (the “Borrower”), (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10 percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 201[ ]

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated First Lien Credit Agreement, dated as of April 8, 2015 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by, among others, (i) Sequential Brands Group, Inc., a Delaware corporation, as the borrower (the “Borrower”), (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a 10 percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: ________ __, 201[ ]

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated First Lien Credit Agreement, dated as of April 8, 2015 (as amended, amended and restated, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by, among others, (i) Sequential Brands Group, Inc., a Delaware corporation, as the borrower (the “Borrower”), (ii) the Guarantors from time to time party thereto, (iii) the Lenders from time to time party thereto, and (iv) Bank of America, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a 10 percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:

Name:

Title:

Date: ________ __, 201[ ]